                                                Filed pursuant to rule 424(b)(5)
                                            Registration Statement No. 333-64224

             Prospectus Supplement to Prospectus dated July 20, 2001.

   [ADELPHIA COMMUNICATIONS CORPORATION LOGO]
                                 12,000,000 Shares

                        ADELPHIA COMMUNICATIONS CORPORATION

                7.5% Series E Mandatory Convertible Preferred Stock

                                 ----------------

     Adelphia will pay annual dividends on each share of 7.5% Series E mandatory convertible preferred stock in the amount of $1.875. Dividends will be cumulative from the date of issuance and will be paid after every quarter. The first dividend payment will be made on February 15, 2002.

     On November 15, 2004, each share of 7.5% Series E mandatory convertible preferred stock will automatically convert, subject to adjustments described in this prospectus supplement, into between 0.9854 and 1.1628 of a share of our Class A common stock, depending on the then current market price of our Class A common stock. At any time prior to November 15, 2004, holders may elect to convert each of their shares of 7.5% Series E mandatory convertible preferred stock, subject to adjustments described in this prospectus supplement, into
0.9854 of a share of our Class A common stock.

     Prior to this Offering, there has been no public market for the 7.5% Series E mandatory convertible preferred stock. We intend to apply to quote our 7.5% Series E mandatory convertible preferred stock on the Nasdaq National Market under the symbol "ADLAP". Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC". On November 8, 2001 the last reported sale price of our Class A common stock on the Nasdaq National Market was $23.33 per share.

     See "Risk Factors" beginning on page S-7 and page 3 to read about certain factors you should consider before buying shares of our 7.5% Series E mandatory convertible preferred stock.

                                ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ----------------

                                                                  Per Share      Total
                                                                  ---------      -----
    Initial price to public.....................................   $25.00     $300,000,000
    Underwriting discount(1)....................................   $ 0.75     $  9,000,000
    Proceeds, before expenses, to Adelphia......................   $24.25     $291,000,000

---------------

(1) In addition, Goldman, Sachs & Co. may receive from purchasers of the 7.5% Series E mandatory convertible preferred stock normal brokerage commissions in amounts agreed with such purchasers.

     To the extent that Goldman, Sachs & Co. sells more than 12,000,000 shares of 7.5% Series E mandatory convertible preferred stock, Goldman, Sachs & Co. has the option to purchase up to an additional 1,800,000 shares of 7.5% Series E mandatory convertible preferred stock from us at the initial price to public less the underwriting discount.

                                ----------------

     Goldman, Sachs & Co. expects to deliver the shares in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on November 15, 2001.

                              GOLDMAN, SACHS & CO.

                                ----------------

                 Prospectus Supplement dated November 9, 2001.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary may not contain all the information that may be important to you. You should read this entire prospectus supplement and the entire attached prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus supplement, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    ADELPHIA

     Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. We are also a provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

     Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of video, data and voice by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.5 million homes and served approximately 5.8 million basic subscribers as of September 30, 2001, after giving effect to a pending cable systems acquisition. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 43% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 87% of our basic subscribers are located in our six core clusters.

RECENT DEVELOPMENTS

  NOVEMBER 2001 COMMON STOCK OFFERING

     On November 9, 2001, we entered into an agreement to sell, and on November 15, 2001, expect to consummate, an offering of 30,000,000 shares of our Class A common stock and to the extent the underwriters in that offering sell more than 30,000,000 shares, they have the option to purchase an additional 4,500,000 shares of our Class A common stock. Net proceeds from that common stock offering, after deducting offering expenses, are estimated to be approximately $615.7 million. In this prospectus supplement we will refer to this offering as the November 2001 Common Stock Offering. The net proceeds are expected to be used to repay borrowings under subsidiary credit agreements, all of which, subject to compliance with the terms and maturities of the revolving credit facilities, may be reborrowed and used for general corporate purposes, including acquisitions, capital expenditures and investments. The November 2001 Common Stock Offering and this Offering are independent offerings and are not conditioned on each other. Offers for our Class A common stock are only being made by delivery of the prospectus supplement relating to the November 2001 Common Stock Offering. No requirement exists that we sell the shares of our Class A common stock in order to sell the shares of 7.5% Series E mandatory convertible preferred stock in this Offering.

  NOVEMBER 2001 RIGAS COMMON STOCK DIRECT PLACEMENT

     On November 9, 2001, we entered into a stock purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, under which Highland 2000 agreed to purchase 7,500,000 shares of Adelphia Class B common stock. In this prospectus supplement we will refer to this stock purchase as the November 2001 Rigas Common Stock Direct Placement. The November 2001 Rigas Common Stock Direct Placement provides for a per share price equal to the public offering price less the underwriting discount in the November 2001 Common Stock Offering, plus an interest factor. Closing on the November 2001 Rigas Common Stock Direct Placement will occur within 270 days of the closing of the November 2001 Common Stock Offering, and is subject to customary closing conditions.

  NOVEMBER 2001 RIGAS PREFERRED STOCK DIRECT PLACEMENT

     On November 9, 2001, we entered into a stock purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas under which Highland 2000 agreed to purchase 2,000,000 shares of 7.5% Series E mandatory convertible preferred stock. In this prospectus supplement we will refer to this preferred stock purchase as the November 2001 Rigas Preferred Stock Direct Placement. The November 2001 Rigas Preferred Stock Direct Placement provides for a per share price equal to the public offering price less the underwriting discount in this Offering, plus an interest factor. Closing on the November 2001 Rigas Preferred Stock Direct Placement will occur within 270 days of the closing of this Offering, subject to customary closing conditions.

  OCTOBER 2001 SENIOR NOTES OFFERING

     On October 25, 2001, we issued $500.0 million of our 10 1/4% Senior Notes due 2006. The net proceeds, after deducting offering expenses and original issue discount, were approximately $485.3 million. We used the net proceeds from this offering to repay borrowings under subsidiary credit facilities. The terms of the notes are substantially similar to those of our existing publicly held senior debt.

  APRIL 2001 RIGAS NOTES DIRECT PLACEMENT

     On April 19, 2001, we entered into a note purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, under which Highland 2000 agreed to purchase $400.0 million aggregate principal amount of our 3.25% convertible subordinated notes due 2021. In this prospectus supplement we will refer to this note purchase as the April 2001 Rigas Notes Direct Placement. The April 2001 Rigas Notes Direct Placement is to be at a price per note equal to the public offering price less the underwriting discount in our offering of 3.25% convertible subordinated notes due 2021, which closed on April 25, 2001, plus an interest factor. In this prospectus supplement we will refer to that public offering as the April 2001 Convertible Subordinated Notes Offering. The economic terms of those notes will be substantially similar to the terms of the notes sold in the April 2001 Convertible Subordinated Notes Offering, except that those convertible subordinated notes are convertible into shares of our Class B common stock. Closing on the April 2001 Rigas Notes Direct Placement is to occur within 270 days from April 25, 2001, and is subject to customary closing conditions. These conditions include a typical "force majeure" clause permitting Highland 2000 to terminate the note purchase agreement if specified events occurred prior to closing. Among the specified events are the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq National Market and the outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the reasonable judgment of Highland 2000, materially impracticable to proceed with the purchase. Highland 2000 has not waived any right that it may have to terminate this note purchase agreement due to the events of September 11, 2001 and their aftermath. However, Highland 2000 has informed Adelphia that Highland 2000 anticipates proceeding with the purchase by the scheduled closing date.

  PONY CLUSTER ACQUISITION

     During April 2001 we executed an agreement regarding our acquisition of cable television systems from AT&T Corp. which we expect to add approximately 115,000 basic subscribers to our PONY cluster for an estimated purchase price, after closing adjustments, of approximately $300.0 million consisting of approximately $73.0 million in shares of Adelphia Class A common stock and the remainder in cash. This transaction is subject to customary closing conditions, including the receipt of necessary governmental approvals and other consents, and is expected to close in the fourth quarter of 2001.

  JANUARY 2001 RIGAS COMMON STOCK DIRECT PLACEMENT

     On January 17, 2001, we entered into a stock purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, under which Highland 2000 agreed to purchase 5,819,367 shares of Adelphia Class B common stock. In this prospectus supplement we will refer to this stock purchase as the January 2001 Rigas Common Stock Direct Placement. On October 22, 2001, we closed on the January 2001 Rigas Common Stock Direct Placement. We used the proceeds of approximately $259.9 million to repay subsidiary bank debt, which may be reborrowed and used for general corporate purposes.

  JANUARY 2001 RIGAS NOTES DIRECT PLACEMENT

     On January 17, 2001, we entered into a note purchase agreement with Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, under which Highland 2000 agreed to purchase $167.4 million aggregate principal amount of our 6% convertible subordinated notes due 2006. In this prospectus supplement we will refer to this note purchase as the January 2001 Rigas Notes Direct Placement. On October 22, 2001, we closed on the January 2001 Rigas Notes Direct Placement. We used the proceeds of approximately $163.6 million to repay subsidiary debt, which may be reborrowed and used for general corporate purposes.

                          ---------------------------

     For other recent developments regarding Adelphia, we refer you to our most recent and future filings under the Exchange Act.

                          ---------------------------

     Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

                                  THE OFFERING

     The following summary is not intended to be complete. For a more detailed description of the 7.5% Series E mandatory convertible preferred stock, see "Description of the 7.5% Series E Mandatory Convertible Preferred Stock."

ISSUER........................   Adelphia Communications Corporation

SECURITIES OFFERED............   12,000,000 shares of 7.5% Series E mandatory
                                 convertible preferred stock. To the extent that Goldman, Sachs & Co. sells more than 12,000,000 shares of 7.5% Series E mandatory convertible preferred stock, they have the option to purchase an additional 1,800,000 shares of 7.5%
                                 Series E mandatory convertible preferred stock from Adelphia at the initial offering price less the underwriting discount.

INITIAL PRICE.................   $25.00 for each share of 7.5% Series E
                                 mandatory convertible preferred stock.

DIVIDEND PAYMENT DATES........   The 15th calendar day (or the preceding
                                 business day if the 15th is not a business day) of each February, May, August and November, beginning with February 15, 2002.

DIVIDEND RATE.................   $1.875 for each share of 7.5% Series E
                                 mandatory convertible preferred stock per year.

MANDATORY CONVERSION DATE.....   November 15, 2004, which we call the conversion
                                 date.

MANDATORY CONVERSION..........   On the conversion date, each share of 7.5%
                                 Series E mandatory convertible preferred stock will automatically convert into shares of our Class A common stock, based on the conversion rate.

CONVERSION RATE...............   The conversion rate for each share of 7.5%
                                 Series E mandatory convertible preferred stock will be not more than 1.1628 shares and not less than 0.9854 shares of our Class A common stock, depending on the applicable market value of our Class A common stock, as described below.

                                 The conversion rate is subject to adjustments as described under "Description of 7.5% Series E Convertible Preferred Stock -- Anti-dilution Adjustments."

                                 The applicable market value is the average of the closing prices per share of our Class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the conversion date. It will be calculated as described under "Description of 7.5% Series E Mandatory Convertible Preferred Stock -- Automatic Conversion of 7.5% Series E Mandatory Convertible Preferred Stock".

     The following table illustrates the conversion rate per share of 7.5% Series E mandatory convertible preferred stock and the value of our Class A common stock issuable upon conversion on the conversion date, at the applicable market value shown, subject to anti-dilution adjustments:

Applicable Market Value on Conversion Date                    Conversion Rate
------------------------------------------                    ----------------
less than $21.50............................................       1.1628
between $21.50 and $25.37...................................  1.1628 to 0.9854
greater than $25.37.........................................       0.9854

OPTIONAL CONVERSION...........   At any time prior to November 15, 2004, you may
                                 elect to convert each of your shares of 7.5%
                                 Series E mandatory convertible preferred stock into 0.9854 of a share of our Class A common stock. This conversion rate is subject to adjustment as described below under
                                 "Description of 7.5% Series E Mandatory
                                 Convertible Preferred Stock -- Anti-dilution
                                 Adjustments" on page S-29 of this prospectus supplement.

EARLY CONVERSION UPON CASH
MERGER........................   Prior to the conversion date, if we are
                                 involved in a merger in which at least 30% of the consideration for our Class A common stock consists of cash or cash equivalents, which we refer to as the "cash merger," then on or after the date of the cash merger each holder of our 7.5% Series E mandatory convertible preferred stock will have the right to accelerate and convert the 7.5% Series E mandatory convertible preferred stock at the conversion rate in effect immediately before the cash merger.

ANTI-DILUTION ADJUSTMENTS.....   The formula for determining the conversion rate
                                 and the number of shares of our Class A common stock to be delivered upon an early conversion may be adjusted if certain events occur. See
                                 "Description of 7.5% Series E Mandatory
                                 Convertible Preferred Stock -- Anti-dilution
                                 Adjustments."

LIQUIDATION PREFERENCE........   $25.00 for each share of 7.5% Series E
                                 mandatory convertible preferred stock, plus accrued and unpaid dividends.

VOTING RIGHTS.................   The holders of the shares of 7.5% Series E
                                 mandatory convertible preferred stock are not entitled to any voting rights, except as required by applicable state law and as described under "Description of 7.5% Series E
                                 Mandatory Convertible Preferred Stock -- Voting
                                 Rights."

                       FEDERAL INCOME TAX CONSIDERATIONS

     Dividends paid on our 7.5% Series E mandatory convertible preferred stock will be taxable as ordinary income to the extent of our current or accumulated earnings and profits. As a general rule, no gain or loss will be recognized by a holder on the conversion of 7.5% Series E mandatory convertible preferred stock into shares of our Class A common stock.

                                  RISK FACTORS

     Before you invest in our 7.5% Series E mandatory convertible preferred stock, you should be aware that there are various risks associated with investing in Adelphia, including those described below. Because a share of 7.5% Series E mandatory convertible preferred stock is convertible into our Class A common stock, you are making an investment decision with regard to our Class A common stock, as well as the 7.5% Series E mandatory convertible preferred stock. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus supplement before you decide to purchase our 7.5% Series E mandatory convertible preferred stock.

HIGH LEVEL OF INDEBTEDNESS

   As of September 30,
2001,
we owed approximately
$14.8 billion. Our high
level of
indebtedness can have
important adverse
consequences to us and to
you. Adelphia has a substantial amount of debt. We borrowed this money to purchase and to expand our cable systems and other operations and, to a lesser extent, for investments and loans to our subsidiaries and other affiliates. At September 30, 2001, our indebtedness totaled approximately $14.8 billion. This included approximately:

                             - $5.9 billion of Adelphia Parent Company public
                               debt;

                             - $853.8 million of public debt owed by our
                               subsidiary, Adelphia Business Solutions;

                             - $1.8 billion of public debt owed by our
                               subsidiary, Arahova Communications, Inc.;

                             - $544.8 million of public debt owed by our
                               subsidiary, FrontierVision Partners, L.P.;

                             - $202.6 million of public debt owed by our
                               subsidiary, Olympus Communications, L.P.; and

                             - $5.5 billion of other debt owed by our
                               subsidiaries to banks, other financial
                               institutions and other persons.

   Debt service consumes a
substantial portion of the
cash
we generate. This could
affect
our ability to invest in
our
business in the future as
well
as to react to changes in
our
industry or economic
downturns.                   Our high level of indebtedness can have important
                             adverse consequences to us and to you. It requires that we spend a substantial portion of the cash we get from our business to repay the principal and interest on these debts. Otherwise, we could use these funds for general corporate purposes or for capital improvements. Our ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at September 30, 2001, the Adelphia Parent Company had approximately $148.7 million and Adelphia Business
                             Solutions had approximately $327.4 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 28.1% of
our
debt outstanding at
September 30, 2001 matures
on or before December 31,
2005 and all of it matures
prior
to December 31, 2021.        Our debt comes due at various times through the
                             year 2021, including an aggregate of approximately
                             $4.2 billion as of September 30, 2001, which matures on or before December 31, 2005.

OUR BUSINESS REQUIRES
SUBSTANTIAL ADDITIONAL
FINANCING AND IF WE DO NOT
OBTAIN THAT FINANCING WE
MAY NOT BE ABLE TO UPGRADE
OUR PLANT, OFFER SERVICES,
MAKE PAYMENTS WHEN DUE OR
REFINANCE EXISTING DEBT      Our business requires substantial additional
                             financing on a continuing basis for capital expenditures and other purposes including:

                             - constructing and upgrading our plant and
                               networks -- some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                             - offering new services;

                             - scheduled principal and interest payments;

                             - refinancing existing debt; and

                             - acquisitions and investments.

                             There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

WE HAVE HAD LARGE LOSSES
AND WE EXPECT THIS TO
CONTINUE Our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity at September 30, 2001 was approximately $4.7 billion.

                             Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net losses applicable to our common stockholders were approximately as follows for the periods specified:

                             - nine months ended December 31, 1998 -- $114.5
                               million;

                             - fiscal year ended December 31, 1999 -- $282.7
                               million;

                             - fiscal year ended December 31, 2000 -- $602.5
                               million; and

                             - nine months ended September 30, 2001 -- $380.9
                               million.

                             We expect to continue to incur large net losses for the next several years. Net loss for the nine months ended September 30, 2001 includes a substantial non-cash gain on a cable systems exchange.

   Our earnings have been
insufficient to pay for our
fixed
charges and preferred stock
dividends.                   Our earnings from continuing operations could not
                             pay for our combined fixed charges and preferred stock dividends as set forth in the table below, although combined fixed charges and preferred stock dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business
                             Solutions' preferred stock dividends:

                                                                                     EARNINGS     NON-CASH
                                                                                    DEFICIENCY    CHARGES
                                                                                    ----------   ----------
                                                                                        (IN THOUSANDS)
                                        -    nine months ended December 31, 1998     $ 95,595    $  186,173
                                        -    fiscal year ended December 31, 1999     $281,975    $  455,266
                                        -    fiscal year ended December 31, 2000     $916,103    $1,053,900
                                        -    nine months ended September 30, 2001    $469,093    $1,039,058

                             For the nine months ended September 30, 2001, our earnings included a substantial non-cash gain on a cable systems exchange.

   If we cannot refinance
our
debt or obtain new loans,
we
would likely have to
consider
various financing options.
We
cannot guarantee that any
options available to us
would
enable us to repay our debt
in
full. Historically, the cash we generate from our operating activities and borrowings has been sufficient to meet our requirements for debt service, working capital, capital expenditures and investments in and advances to our affiliates, and we have depended on additional borrowings to meet our liquidity requirements. Although in the past we have been able both to refinance our debt and to obtain new debt at both the Adelphia Parent Company and subsidiary levels, there can be no guarantee that we will be able to continue to do so in the future or that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

COMPETITION                  The telecommunications services provided by
                             Adelphia are subject to strong competition and potential competition from various sources.

   Our cable television
business is subject to
strong
competition from several
sources which could
adversely
affect revenue or revenue
growth. Our cable television systems compete with other means of distributing video to home televisions such as Direct Broadcast Satellite systems, commonly known as DBS systems. On October 28, 2001, EchoStar Communications Corporation d/b/a DISH Network announced that it has agreed to acquire Hughes Electronics Corp. d/b/a DIRECTV. This combination would create a much stronger competitive challenge due to the increased channel capacity. This acquisition will undergo significant regulatory scrutiny. Additionally, some local telephone companies have expressed an interest in entering the video-to-home business.

                             In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                             Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                             Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities, and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

   We depend on third party
equipment and software
suppliers. If we are unable
to
procure the necessary
equipment, our ability to
offer
our services could be
impaired.
This could adversely affect
our
growth, financial condition
and
results of operations.       We depend on vendors to supply our cable and
                             telephone related electronic equipment, such as the set-top converter boxes for analog and digital cable services. This equipment is available from a limited number of suppliers. For example, we typically purchase set-top converter boxes under purchase orders placed from time to time and do not carry significant inventories of set-top converter boxes. If demand for set-top converter boxes exceeds our supply or inventories and we are unable to obtain required set-top converter boxes on a timely basis and at an acceptable cost, our ability to recognize additional revenue from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

   Adelphia Business
Solutions' operations are
also
subject to risk because
Adelphia Business Solutions
competes principally with
established local telephone
carriers that have
long-standing
utility relationships with
their
customers and pricing
flexibility
for local telephone
services.                    In each of the markets served by Adelphia Business
                             Solutions' networks, the competitive local exchange carrier services offered by Adelphia Business
                             Solutions compete principally with the services offered by the incumbent local telephone exchange carrier company serving that area. Local telephone companies have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. The mergers of Bell Atlantic and NYNEX, SBC and Ameritech, and Bell Atlantic and
                             GTE, which created Verizon Communications, created very large companies whose combined territories cover a substantial portion of Adelphia Business
                             Solutions' markets. Other combinations have occurred in the industry, such as the mergers between Qwest and US West, and AOL and Time Warner, which may have a material adverse effect on Adelphia Business Solutions' ability to compete and terminate and originate calls over Adelphia
                             Business Solutions' networks.

                             We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business Solutions' markets to do the following:

                             - lower their rates substantially;

                             - engage in aggressive volume and term discount
                               pricing practices for their customers; or

                             - charge excessive fees or otherwise impose on
                               Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell
telephone operating
companies
obtain regulatory approval
to
offer long distance service
in
competition with Adelphia
Business Solutions'
significant
customers, some of these
major customers could lose
market share.                The regional Bell telephone operating companies can
                             now obtain regulatory approval to offer long distance services if they comply with the local market opening requirements of the federal
                             Telecommunications Act of 1996. To date, the FCC has authorized Verizon to provide long distance services in New York, Massachusetts, Connecticut and Pennsylvania, and SBC to provide these services in Texas, Kansas, and Oklahoma. The FCC has rejected several other applications, but we expect that numerous additional requests will be filed by Bell operating companies over the next few years.
                             Approvals of such requests could result in decreased market share for the major long distance carriers which are among Adelphia Business
                             Solutions' significant customers. This could have a material adverse effect on Adelphia Business
                             Solutions.

                             In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks. This lack of cooperation, or labor strikes or work stoppages similar to the August 2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

   The regional Bell
telephone
companies continue to seek
other regulatory approvals
that
could significantly enhance
their
competitive position
against
Adelphia Business
Solutions.                   Some of the regional Bell operating companies have
                             also filed petitions with the FCC requesting waivers of other obligations under the federal
                             Telecommunications Act of 1996. These involve services Adelphia Business Solutions also provides such as high speed data, long distance, and services to ISPs. If the FCC grants the regional
                             Bell operating companies' petitions, this could have a material adverse effect on Adelphia Business
                             Solutions.

   Potential competitors to
Adelphia Business
Solutions'
telecommunications services
include the regional Bell
telephone companies, AT&T,
WorldCom and Sprint,
electric
utilities and other
companies
that have advantages over
Adelphia Business
Solutions.                   Potential competitors of Adelphia Business
                             Solutions include other competitive local exchange carriers, incumbent local telephone companies which are not subject to regional Bell operating companies' restrictions on offering long distance service, AT&T, WorldCom, Sprint, Global Crossing and other long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers, and private networks built by large end users. Both AT&T and WorldCom offer local telephone services in some areas of the country and are expanding their networks. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business
                             Solutions' services when entering the market for local exchange services.

                             Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

WE ARE SUBJECT TO EXTENSIVE
REGULATION
   Our cable television and
telecommunications
businesses
are heavily regulated as to
rates we can charge and
other
matters. This regulation
could
limit our ability to
increase
rates, cause us to decrease
then current rates or
require us
to refund previously
collected
fees. The cable television industry and the provision of local telephone exchange services are subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. In particular, FCC regulations limit our ability to set and increase rates for our basic cable television service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future. In addition, the FCC has recently adopted rules which will require cable operators to carry the digital signals of broadcast television stations. However, the FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast television stations while broadcasters are transitioning from analog to digital transmission. Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity. As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators.

                             We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not im-pose new and more restrictive requirements as a condition to franchise renewal.

                             Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                             On February 26, 1999, the FCC released a
                             Declaratory Ruling and Notice of Proposed
                             Rulemaking which held that calls to ISPs within a local calling area are "non-local" because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local Exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC. On April 27, 2001, the FCC decided on remand that calls to ISPs constitute interstate access traffic and thus are not subject to reciprocal compensation. Rather than immediately eliminate the current system, the FCC established a transitional cost recovery mechanism for the exchange of this traffic. In addition, the FCC capped the number of minutes for which a CLEC may receive compensation in a given state, at the number of minutes received in the first quarter of 2001 (annualized), plus a 10% growth factor. This ruling has been appealed. In the meantime, the FCC's current order and/or subsequent state or court rulings could affect the costs incurred by ISPs and CLECs and the demand for their services.

                             Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue has been actively litigated. All federal court decisions thus far have held that a local franchising authority cannot impose an open access requirement. If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal
Telecommunications Act of
1996 may have a significant
impact on our cable
television
and telephone businesses.    The federal Telecommunications Act of 1996
                             substantially changed federal, state and local laws and regulations governing our cable television and telecommunications businesses. This law could materially affect the growth and operation of the cable television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result.
                             There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law.
                             Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                             Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

UNEQUAL VOTING RIGHTS OF
STOCKHOLDERS                 Adelphia has two classes of common stock -- Class A
                             which carries one vote per share and Class B which carries 10 votes per share. Under Adelphia's
                             Certificate of Incorporation, the Class A shares elect only one of our nine directors.

CONTROL OF VOTING POWER BY
THE RIGAS FAMILY
   The Rigas family can
control
stockholder decisions on
very
important matters.           While the public owns a majority of the outstanding
                             shares of Adelphia's Class A common stock, the Rigas family owns about 15.1% of those shares as of November 8, 2001, as well as all of the outstanding shares of Class B common stock. The Rigas family has also agreed to purchase $400,000,000 of 3.25% convertible subordinated notes due 2021, which are initially convertible into approximately 9,141,000 shares of Class B common stock, pursuant to a purchase agreement between Adelphia and Highland
                             2000, L.P., a Rigas family partnership, which when consummated (and assuming full conversion of the 3.25% convertible subordinated notes and the recently purchased 6% convertible subordinated notes into Class B common stock by only the Rigas family) would result in the Rigas family beneficially owning shares representing approximately 31.6% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 75.1% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine
                             Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's
                             Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions. The interests of the Rigas family may differ from your interests as a holder of our 7.5%
                             Series E mandatory convertible preferred stock.

THERE ARE POTENTIAL
CONFLICTS
OF INTEREST BETWEEN
ADELPHIA
AND THE RIGAS FAMILY         John J. Rigas and the other executive officers of
                             Adelphia, including other members of the Rigas family, own other corporations and partnerships, which are managed by us for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                             These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

HOLDING COMPANY STRUCTURE
AND POTENTIAL IMPACT OF
RESTRICTIVE COVENANTS IN
SUBSIDIARY DEBT AGREEMENTS   The Adelphia Parent Company directly owns no
                             significant assets other than stock, partnership interests and equity and other interests in our subsidiaries and in other companies. This creates risks regarding our ability to provide cash to the Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent
Company depends on its
subsidiaries and other
companies in which it has
investments to fund its
cash
needs. The public indentures and the credit agreements for bank and other financial institution loans of our subsidiaries and other companies in which we have invested, restrict their ability and the ability of the companies they own to make payments to the Adelphia Parent Company. These agreements also place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

IT IS UNLIKELY YOU WILL
RECEIVE
A RETURN ON SHARES OF
CLASS A COMMON STOCK
THROUGH THE PAYMENT OF
CASH DIVIDENDS               Adelphia has never declared or paid cash dividends
                             on any of its common stock and has no intention of doing so in the foreseeable future. As a result, it is unlikely that you will receive a return on shares of our Class A common stock through the payment of cash dividends.

FUTURE SALES OF ADELPHIA
COMMON STOCK COULD
ADVERSELY AFFECT ITS MARKET
PRICE Sales of a substantial number of shares of Class A common stock or Class B common stock, including sales by any pledgees of such shares, could adversely affect the market price of Class A common stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 23,200,000 shares, Class B common stock, consisting of 25,055,365 shares and the equivalent number of shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                              - for Citizens Cable Company -- 1,852,302 shares
                                of Class A common stock owned as of October 1, 1999;

                              - for the selling stockholders receiving shares in
                                the Verto Communications, Inc.
                                acquisition -- 2,574,379 shares of Class A common stock;

                              - for the owners of FrontierVision -- 7,000,000
                                shares of Class A common stock in connection with the FrontierVision acquisition;

                              - for the selling stockholders receiving shares in
                                the Benchmark Media, Inc.
                                acquisition -- 2,394,778 shares of Class A common stock;

                              - for the selling stockholders receiving shares in
                                the Buenavision Telecommunications, Inc.
                                acquisition -- 453,636 shares of Class A common stock;

                              - for an entity controlled by members of the
                                family of John J. Rigas -- 5,819,367 shares of Class B (and the underlying Class A) common stock purchased by that entity;

                              - for members of the immediate family of John J.
                                Rigas and entities they control and for the Estate of Bill Daniels -- 11,924,004 shares of Class A common stock (including Class B common stock to be converted into class A common stock);

                              - for an entity controlled by members of the
                                family of John J. Rigas -- approximately
                                3,000,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes purchased by that entity;

                              - for an entity controlled by members of the
                                family of John J. Rigas -- approximately
                                9,141,000 shares of Class B (and the underlying Class A) common stock upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from April 25, 2001;

                              - for an entity controlled by members of the
                                family of John J. Rigas -- 7,500,000 shares of Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days from the closing of the November 2001 Common Stock Offering;

                              - for an entity controlled by members of the
                                family of John J. Rigas -- 1,970,800 shares of Class A common stock upon conversion prior to maturity of the 7.5% Series E mandatory convertible preferred stock to be purchased by that entity within 270 days from the closing of this Offering;

                              - in connection with the acquisition of cable
                                television systems from AT&T Corp. approximately $73,000,000 of shares of Class A common stock to be issued upon the closing of that transaction;

                              - in connection with the Century Communications
                                Corp. acquisition approximately 26,000,000 shares of Class A common stock held by Leonard Tow and trusts and foundations established by Mr. Tow; and

                              - in connection with the acquisition of the
                                greater Cleveland systems from Cablevision
                                Systems Corporation, 10,800,000 shares of Class A common stock.

                             In addition, entities controlled by members of the family of John J. Rigas have the ability to have us register our 6% convertible subordinated notes due 2006, 3.25% convertible subordinated notes due 2021 and 7.5% Series E mandatory convertible preferred stock, purchased or to be purchased by those entities, in addition to the underlying Class A common stock and Class B common stock into which those securities may be converted, as described above.

                             Up to approximately 23,200,000 shares of Class A common stock have been or may be pledged by members of the Rigas family in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

OUR ACQUISITIONS AND
EXPANSION COULD INVOLVE
OPERATIONAL AND OTHER RISKS  Because we have experienced a period of rapid expansion through acquisition, the operating complexity of Adelphia, as well as the responsibilities of management personnel, have increased. Our ability to manage such expansion effectively requires us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                             Our recent acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

PURCHASERS OF OUR 7.5%
SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK
WHO CONVERT THEIR SHARES TO
CLASS A COMMON STOCK WILL
INCUR IMMEDIATE DILUTION     Persons purchasing 7.5% Series E mandatory
                             convertible preferred stock who convert their shares into our Class A common stock will incur immediate and substantial net tangible book value dilution.

THE 7.5% SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK
WILL RANK BEHIND OUR
SERIES B PREFERRED AND
SERIES D PREFERRED           The shares of 7.5% Series E mandatory convertible
                             preferred stock will rank behind our 13% Series B
                             Cumulative Redeemable Exchangeable preferred stock, which we call the Series B Preferred, and our 5.5%
                             Series D Convertible preferred stock, which we call the Series D Preferred (the Series B Preferred and
                             Series D Preferred account for all of our outstanding shares of preferred stock) as to payment of dividends, and distribution of assets upon dissolution, liquidation or winding up of Adelphia. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of the Series B
                             Preferred and the Series D Preferred will be entitled to be paid in full and before any payment may be made with respect to our 7.5% Series E mandatory convertible preferred stock. As of November 8, 2001 we had 1,500,000 shares of our Series B Preferred outstanding and 2,875,000 shares of our Series D Preferred outstanding.

YOU MAY SUFFER DILUTION OF
OUR 7.5% SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK
UPON THE ISSUANCE OF A NEW
SERIES OF PREFERRED STOCK
ON
PARITY WITH THE SHARES SOLD
IN THIS OFFERING             The terms of our 7.5% Series E mandatory
                             convertible preferred stock do not restrict our ability to offer a new series of preferred stock that is on parity with our 7.5% Series E mandatory convertible preferred in the future or to engage in other transactions that could dilute our 7.5%
                             Series E mandatory convertible preferred stock. We have no obligation to consider the interests of the holders of our 7.5% Series E mandatory convertible preferred stock in engaging in any such offering or transaction.

YOU ASSUME THE RISK THAT
THE MARKET VALUE OF OUR
CLASS A COMMON STOCK MAY
DECLINE The market value of our Class A common stock on November 15, 2004 may be less than $21.50 per share, which we call the initial price. If that market value is less than the initial price, then holders of shares of our 7.5% Series E mandatory convertible preferred stock will receive shares of our Class A common stock on November 15, 2004 with a market value that is less than the initial price. Accordingly, a holder of 7.5% Series E mandatory convertible preferred stock assumes the entire risk that the market value of our Class A common stock may decline. Any decline in the market value of our Class A common stock may be substantial.

THE OPPORTUNITY FOR EQUITY
APPRECIATION PROVIDED BY AN
INVESTMENT IN THE SHARES OF
7.5% SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK
IS LESS THAN THAT PROVIDED
BY A DIRECT INVESTMENT IN
OUR CLASS A COMMON STOCK     The number of shares of our Class A common stock
                             that are issuable upon mandatory conversion on the conversion date of our 7.5% Series E mandatory convertible preferred stock will decrease if the applicable market value increases to $25.37.
                             Therefore, the opportunity for equity appreciation provided by an investment in the 7.5% Series E mandatory convertible preferred stock is less than that provided by a direct investment in our Class A common stock. Assuming the initial price accurately reflects fair market value, the market value of our Class A common stock on November 15, 2004 must exceed the threshold appreciation price of $25.37 before a holder of 7.5% Series E mandatory convertible preferred stock will realize any equity appreciation.

THE TRADING PRICES FOR THE
7.5% SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK
WILL BE DIRECTLY AFFECTED
BY
THE TRADING PRICES FOR OUR
CLASS A COMMON STOCK         To the extent there is a secondary market for the
                             7.5% Series E mandatory convertible preferred stock, we believe that the trading prices of the 7.5% Series E mandatory convertible preferred stock will be directly affected by the trading prices of our Class A common stock. We cannot predict how our Class A common stock will trade. Trading prices of our Class A common stock will be influenced by our consolidated operating results and financial condition and by economic, financial and other factors and market conditions that can affect the capital markets generally. These include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our Class A common stock in the market at the same time as or subsequent to this Offering, or the perception that these sales may occur.
                             Concurrently, we are also offering 30,000,000 shares of our Class A common stock in a separate public offering. This Offering and the November
                             2001 Common Stock Offering are not conditioned on each other.

YOU MAY SUFFER DILUTION OF
OUR CLASS A COMMON STOCK
ISSUABLE UPON CONVERSION OF
THE 7.5% SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK  The number of shares of our Class A common stock issuable upon conversion is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions. The number of shares of our Class A common stock issuable upon conversion is not subject to adjustment for other events, such as employee stock option grants, offerings of our Class A common stock for cash, or in connection with acquisitions or other transactions which may adversely affect the price of our Class A common stock. The terms of our 7.5% Series E mandatory convertible preferred stock do not restrict our ability to offer Class A common stock in the future or to engage in other transactions that could dilute our Class A common stock. We have no obligation to consider the interests of the holders of our 7.5% Series E mandatory convertible preferred stock in engaging in any such offering or transaction.

YOU WILL HAVE NO RIGHTS AS
CLASS A COMMON
STOCKHOLDERS UNTIL YOU
ACQUIRE OUR CLASS A
COMMON STOCK                 Until you acquire shares of our Class A common
                             stock upon conversion, you will have no rights with respect to our Class A common stock, including voting rights (except as required by applicable state law and as described under "Description of 7.5% Series E Mandatory Convertible Preferred
                             Stock -- Voting Rights"), rights to respond to tender offers and rights to receive any dividends or other distributions on our Class A common stock.
                             Upon conversion, you will be entitled to exercise the rights of a holder of Class A common stock only as to actions for which the record date occurs after the conversion date.

OUR 7.5% SERIES E MANDATORY
CONVERTIBLE PREFERRED STOCK
HAS NEVER BEEN PUBLICLY
TRADED AND MAY NEVER BE
PUBLICLY TRADED              Prior to this Offering there has been no public
                             market for our 7.5% Series E mandatory convertible preferred stock. We have applied to quote our 7.5%
                             Series E mandatory convertible preferred stock on the Nasdaq National Market under the symbol
                             "ADLAP." Our application is pending. There can be no assurance, however, that an active trading market will develop, or, if developed, that an active trading market will be maintained. Also, Goldman, Sachs & Co. has advised us that it intends to facilitate secondary market trading by making a market in our 7.5% Series E mandatory convertible preferred stock. However, Goldman, Sachs & Co. is not obligated to make a market in the 7.5% Series E mandatory convertible preferred stock and may discontinue market making activities at any time.

FORWARD-LOOKING STATEMENTS
IN THIS PROSPECTUS
SUPPLEMENT ARE SUBJECT TO
RISKS AND UNCERTAINTIES      The statements contained or incorporated by
                             reference in this prospectus supplement that are not historical facts are "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes,"
                             "expects," "may," "will," "should," "intends" or
                             "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                             Certain information set forth or incorporated by reference in this prospectus supplement, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A, and in Adelphia's most recent Quarterly Reports on Form 10-Q is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, our growth and financings, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, risks associated with reliance on the performance and financial condition of vendors and customers, product acceptance, our ability to execute on our business plans and to construct, expand and upgrade our cable systems, fiber optic networks and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to Adelphia from this Offering described on the cover page of this prospectus supplement are estimated to be approximately $290.5 million, after deducting estimated underwriting discount and commissions and offering expenses. The net proceeds to Adelphia from the concurrent November 2001 Common Stock Offering are estimated to be approximately $615.7 million, after deducting estimated underwriting discount and commissions and offering expenses. We are not required to sell the Class A common stock in order to sell our 7.5% Series E mandatory convertible preferred stock in this Offering. The net proceeds from this Offering and the November 2001 Common Stock Offering, if completed, initially will be invested in cash equivalents or advanced or contributed to Adelphia's subsidiaries which will apply such funds to repay revolving credit facilities of such subsidiaries. As of September 30, 2001, the average effective interest rate on the credit facilities was approximately 5.18%. Subject to compliance with the terms of and to the maturity of the revolving credit facilities, Adelphia expects that these subsidiaries will reborrow these amounts and distribute them to Adelphia which, together with any cash equivalents into which the net proceeds were invested, Adelphia intends to use for general corporate purposes including in connection with its pending PONY Cluster acquisition described in "Prospectus Supplement Summary -- Recent Developments," for working capital and for other corporate purposes.

     On November 9, 2001, Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, agreed to purchase 2,000,000 shares of Adelphia's 7.5% Series E mandatory convertible preferred stock at a per share price equal to the public offering price set forth on the cover page of this prospectus supplement less the underwriting discount, plus an interest factor. The net proceeds from the November 2001 Rigas Preferred Stock Direct Placement are expected to be similarly advanced to Adelphia's subsidiaries to repay revolving credit facilities, temporarily invested in short term investments or used for general corporate purposes.

     On November 9, 2001, Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, agreed to purchase 7,500,000 shares of Adelphia's Class B common stock at a per share price equal to the public offering price set forth on the cover page of a separate prospectus supplement less the underwriting discount, plus an interest factor. The net proceeds from the November 2001 Rigas Common Stock Direct Placement are expected to be similarly advanced to Adelphia's subsidiaries to repay revolving credit facilities, temporarily invested in short term investments or used for general corporate purposes.

                                 CAPITALIZATION
                  (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)

     The following table sets forth the cash and cash equivalents and capitalization of Adelphia as of September 30, 2001, (1) on an actual basis, (2) on an as adjusted basis to reflect this Offering, the November 2001 Rigas Preferred Stock Direct Placement and the pending and completed transactions described in "Prospectus Supplement Summary -- Recent Developments," exclusive of the November 2001 Common Stock Offering, the November 2001 Rigas Common Stock Direct Placement and the pending PONY Cluster acquisition and (3) on an as further adjusted basis to reflect the November 2001 Common Stock Offering, the November 2001 Rigas Common Stock Direct Placement and the items described in (2) above. This table should be read in conjunction with Adelphia's consolidated financial statements and related notes thereto and other financial data contained elsewhere or incorporated by reference in this prospectus supplement.

                                                                           SEPTEMBER 30, 2001
                                                              --------------------------------------------
                                                                                               AS FURTHER
                                                                ACTUAL      AS ADJUSTED (b)   ADJUSTED (c)
                                                              -----------   ---------------   ------------
Cash and cash equivalents...................................  $   112,267     $   112,267     $   112,267
Restricted cash.............................................       18,900          18,900          18,900
                                                              -----------     -----------     -----------
  Total cash, cash equivalents, and restricted cash.........  $   131,167     $   131,167     $   131,167
                                                              ===========     ===========     ===========
Long-term debt including current maturities (a):
  Subsidiary debt...........................................  $ 8,987,388     $ 7,345,707     $ 6,575,957
  Parent debt...............................................    5,862,385       6,915,566       6,915,566
                                                              -----------     -----------     -----------
    Total long-term debt including current maturities.......   14,849,773      14,261,273      13,491,523
                                                              -----------     -----------     -----------
Adelphia Business Solutions redeemable exchangeable
  preferred stock...........................................      327,360         327,360         327,360
                                                              -----------     -----------     -----------
Redeemable exchangeable preferred stock.....................      148,665         148,665         148,665
                                                              -----------     -----------     -----------
Convertible preferred stock, common stock and other
  stockholders' equity:
  5.5% Series D convertible preferred stock ($575,000
    liquidation preference).................................           29              29              29
  7.5% Series E mandatory convertible preferred stock
    ($350,000 liquidation preference).......................           --             140             140
  Class A common stock, $.01 par value, 1,200,000,000 shares authorized; 154,990,716 shares issued on an Actual and
    As Adjusted basis and 184,990,716 shares issued on an As
    Further Adjusted basis..................................        1,550           1,550           1,850
  Class B common stock, $.01 par value, 300,000,000 shares
    authorized; 19,235,998 shares issued and outstanding on
    an Actual basis, 25,055,365 shares issued and
    outstanding on an As Adjusted basis and 32,555,365
    shares issued and outstanding on an As Further Adjusted
    basis...................................................          192             251             326
Additional paid-in capital..................................    7,702,014       8,290,815       9,060,190
Accumulated deficit.........................................   (2,860,650)     (2,860,650)     (2,860,650)
Accumulated other comprehensive loss........................      (10,107)        (10,107)        (10,107)
Treasury stock, at cost, 1,094,524 shares of Class A common
  stock and 20,000 shares of 8.125% Series C cumulative
  convertible preferred stock...............................     (149,401)       (149,401)       (149,401)
                                                              -----------     -----------     -----------
    Total convertible preferred stock, common stock and
      other stockholders' equity............................    4,683,627       5,272,627       6,042,377
                                                              -----------     -----------     -----------
      Total capitalization..................................  $20,009,425     $20,009,925     $20,009,925
                                                              ===========     ===========     ===========

---------------

(a) See Note 4 to Adelphia's consolidated financial statements in the Form 10-K for a description of long-term debt of Adelphia and its subsidiaries. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" in the Form 10-K and the Form 10-Qs.

(b) Gives effect to (i) the application of the estimated net proceeds of approximately $290.5 million from this Offering, approximately $48.5 million from the November 2001 Rigas Preferred Stock Direct Placement as described in "Use of Proceeds," and (ii) the estimated impact of the pending and completed transactions described in "Prospectus Supplement Summary -- Recent Developments," exclusive of the November 2001 Common Stock Offering, the November 2001 Rigas Common Stock Direct Placement and the pending PONY Cluster acquisition.

(c) Gives effect to (i) the application of the estimated net proceeds of approximately $290.5 million from this Offering, approximately $48.5 million from the November 2001 Rigas Preferred Stock Direct Placement, approximately $154.1 million from the November 2001 Rigas Common Stock Direct Placement, and approximately $615.7 million from the November 2001 Common Stock Offering, all as described in "Use of Proceeds," and (ii) the estimated impact of the pending and completed transactions described in "Prospectus Supplement Summary -- Recent Developments," exclusive of the pending PONY Cluster acquisition.

          PRICE RANGE OF ADELPHIA'S COMMON EQUITY AND DIVIDEND POLICY

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "ADLAC."

     The following table sets forth the range of high and low closing sale prices of the Class A common stock for the fiscal periods indicated, as reported by the Nasdaq National Market.

                              CLASS A COMMON STOCK

                                                               HIGH         LOW
                                                              -------     -------
1999
     First Quarter Ended 3/31/99............................  $63.000     $45.625
     Second Quarter Ended 6/30/99...........................  $86.562     $56.000
     Third Quarter Ended 9/30/99............................  $68.375     $55.500
     Fourth Quarter Ended 12/31/99..........................  $66.000     $48.500
2000
     First Quarter Ended 3/31/00............................  $74.437     $45.000
     Second Quarter Ended 6/30/00...........................  $49.812     $39.000
     Third Quarter Ended 9/30/00............................  $47.875     $24.125
     Fourth Quarter Ended 12/31/00..........................  $51.625     $25.250
2001
     First Quarter Ended 3/31/01............................  $50.312     $36.000
     Second Quarter Ended 6/30/01...........................  $42.530     $33.360
     Third Quarter Ended 9/30/01............................  $41.450     $22.020
     Fourth Quarter (through 11/8/01).......................  $25.030     $19.690

     As of November 8, 2001, approximately 686 holders of record held our Class A common stock.

     No established public trading market exists for our Class B common stock. As of the date hereof, the Class B common stock was held of record by six persons, all members of the Rigas family, including a Pennsylvania general partnership all of whose partners are members of the Rigas family. The Class B common stock is convertible into shares of Class A common stock on a one-to-one basis. As of the date of this prospectus supplement, the Rigas family owned 100% of the outstanding Class B common stock.

DIVIDEND POLICY

     We have never paid a cash dividend on our common stock and anticipate that for the foreseeable future any earnings will be retained for use in our business. Our ability to pay cash dividends on our common stock is limited by the provisions of our indentures.

                                    DILUTION

     The net tangible book value of Adelphia's common stock as of September 30, 2001 was a deficit of approximately $10,655,862,000 or a negative $61.55 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by the number of shares of Adelphia's common stock outstanding. Purchasers of our 7.5% Series E mandatory convertible preferred stock will have an immediate dilution of net tangible book value when their shares are converted into shares of our Class A common stock which, due to our having a net tangible book value deficit, will exceed the conversion price per share.

     Net tangible book value dilution per share represents the difference between the amount per share of Class A common stock which would be paid by purchasers of 7.5% Series E mandatory convertible preferred stock in this Offering assuming they immediately converted all of their shares into shares of Class A common stock and the pro forma net tangible book value per share of the common stock immediately after completion of such conversion excluding the pending and completed transactions described in "Prospectus Supplement
Summary -- Recent Developments." After giving effect to the assumed conversion into 11,824,800 shares of Class A common stock of all of the 7.5% Series E mandatory convertible preferred stock issued in this Offering, the pro forma net tangible book value of Adelphia as of September 30, 2001 was a deficit of approximately $10,365,362,485 or negative $56.04 per share of common stock. This represents an immediate increase in net tangible book value of $5.51 per share to existing stockholders and an immediate dilution of net tangible book value of $81.41 per share to purchasers of 7.5% Series E mandatory convertible preferred stock, assuming they immediately converted all of their shares into Class A common stock as illustrated in the following table:

Public offering price per share of Class A common stock
  acquired upon conversion..................................            $ 25.37
  Net tangible book value per share of common stock before
     this Offering..........................................  $(61.55)
  Increase per share of common stock attributable to this
     Offering...............................................     5.51
                                                              -------
Pro forma net tangible book value per share of common stock
  after this Offering.......................................             (56.04)
                                                                        -------
Net tangible book value dilution per share..................            $(81.41)
                                                                        =======

       DESCRIPTION OF 7.5% SERIES E MANDATORY CONVERTIBLE PREFERRED STOCK

     The description in this prospectus supplement of the terms of our 7.5% Series E mandatory convertible preferred stock is only a summary. The terms of the 7.5% Series E mandatory convertible preferred stock are contained in a certificate of designation that amends our certificate of incorporation. Our certificate of incorporation is filed as an exhibit to our filings incorporated by reference in the registration statement of which this prospectus supplement is a part and the certificate of designation will be filed as an exhibit to a Current Report on Form 8-K after the date of this prospectus supplement.

GENERAL

     Our charter authorizes the issuance of 50,000,000 shares of preferred stock. The 7.5% Series E mandatory convertible preferred stock constitutes a series of this preferred stock. See "Description of Capital Stock" in the accompanying prospectus for a description of our capital stock.

     The 7.5% Series E mandatory convertible preferred stock is a single series consisting of 15,800,000 shares. The holders of 7.5% Series E mandatory convertible preferred stock will have no preemptive rights. The 7.5% Series E mandatory convertible preferred stock will be fully paid and non-assessable.

     The 7.5% Series E mandatory convertible preferred stock will rank senior to all of our now outstanding Class A and Class B common stock or common stock that we may issue in the future, and junior to all outstanding series of our preferred stock, as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of Adelphia. As of November 8, 2001, there are currently 153,896,192 shares of our Class A common stock, 25,055,365 shares of our Class B common stock, 1,500,000 shares of our 13% Series B cumulative exchangeable preferred stock and 2,875,000 shares of our 5.5% Series D convertible preferred stock currently outstanding.

     The terms of the 7.5% Series E mandatory convertible preferred stock restrict our ability to issue capital stock that ranks senior to the 7.5% Series E mandatory convertible preferred stock, as discussed below under "Voting Rights".

DIVIDENDS

  GENERAL

     Dividends on the 7.5% Series E mandatory convertible preferred stock will be payable quarterly, if declared, on the 15th calendar day (or the preceding business day if the 15th is not a business day) of February, May, August and November of each year (each a "Dividend Payment Date") at the annual rate of $1.875 per share. The initial dividend on the 7.5% Series E mandatory convertible preferred stock, for the first dividend period, assuming our issue date is November 9, 2001, will be $0.46875 per share, and will be payable, if declared, on February 15, 2002.

     The amount of dividends payable on each share of 7.5% Series E mandatory convertible preferred stock for each full quarterly period will be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     A dividend period is the period ending on the day before a Dividend Payment Date and beginning on the preceding Dividend Payment Date or, if none, the date of issue. Dividends payable, if declared, on a Dividend Payment Date will be payable to holders of record as they appear on our stock books on the first business day of the calendar month in which the applicable Dividend Payment Date falls.

     We are only obligated to pay a dividend on the 7.5% Series E mandatory convertible preferred stock if our board of directors or an authorized committee of our board declares the dividend payable and we have assets that legally can be used to pay the dividend.

     Dividends on the 7.5% Series E mandatory convertible preferred stock will be cumulative. This means that, if our board of directors or an authorized committee of our board fails to declare a dividend, the dividend will accumulate until declared and paid.

     We are not obligated to pay holders of 7.5% Series E mandatory convertible preferred stock any interest or sum of money in lieu of interest on any dividend not paid on a Dividend Payment Date or any other late payment. We are also not obligated to pay holders of 7.5% Series E mandatory convertible preferred stock any dividend in excess of the full dividends on the 7.5% Series E mandatory convertible preferred stock that are payable as described above.

     If our board of directors or an authorized committee of our board does not declare a dividend on any Dividend Payment Date, the board of directors or an authorized committee may declare and pay the dividend on any other date, whether or not a Dividend Payment Date. The persons entitled to receive the dividend will be holders of the 7.5% Series E mandatory convertible preferred stock as they appear on our stock register on a date selected by the board of directors or an authorized committee. That date must be not more than 60 days prior to this dividend payment date.

  PAYMENT RESTRICTIONS

     If we do not pay a dividend on a Dividend Payment Date, then, until all accrued and unpaid dividends are paid and the full quarterly dividend on the 7.5% Series E mandatory convertible preferred stock for the current and all prior dividend periods is declared and paid or set apart for payment:

     - We may not take any of the following actions with respect to any of our capital stock that ranks junior to the 7.5% Series E mandatory convertible preferred stock as to payment of dividends or the distribution of assets upon winding up, including our Class A and Class B common stock:

        - declare or pay any dividend or make any distribution of assets on the junior capital stock, other than dividends or distributions of our capital stock that ranks junior to the 7.5% Series E mandatory convertible preferred stock as to payment of dividends and the distribution of assets upon winding up; or

        - redeem, purchase or otherwise acquire the junior capital stock, except upon conversion or exchange for our capital stock that ranks junior to the 7.5% Series E mandatory convertible preferred stock as to payment of dividends and the distribution of assets upon winding up.

     - We may not redeem, purchase or otherwise acquire other of our capital stock that ranks equally with the 7.5% Series E mandatory convertible preferred stock as to payment of dividends or the distribution of assets upon winding up, except for conversion or exchange for our capital stock that ranks junior to the 7.5% Series E mandatory convertible preferred stock as to payment of dividends and the distribution of assets upon winding up.

AUTOMATIC CONVERSION OF 7.5% SERIES E MANDATORY CONVERTIBLE PREFERRED STOCK

     The 7.5% Series E mandatory convertible preferred stock, unless previously converted at your option or upon specified mergers and other transactions described below, will automatically convert, on November 15, 2004, the "conversion date", into a number of newly issued shares of our Class A common stock equal to the conversion rate.

     The conversion rate, which is the number of newly issued shares of our Class A common stock issuable upon conversion of the 7.5% Series E mandatory convertible preferred stock on the conversion date, will, subject to adjustment under certain circumstances as described under "-- Anti-Dilution Adjustment" below, be as follows:

     - If the "applicable market value" of our Class A common stock, which is the average of the closing prices per share of our Class A common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding the conversion date, is equal to or greater than $25.37, which we call the threshold appreciation price, which is 18% above $21.50, the conversion rate, which is equal to $25.00 divided by $25.37, will be
       0.9854 shares of our Class A common stock per share of 7.5% Series E mandatory convertible preferred stock. Accordingly, if the market price for our Class A common stock increases to an amount that is greater than $25.37 on the settlement date, the aggregate market value of the shares of our Class A common stock issued upon conversion of each share of 7.5% Series E mandatory convertible preferred stock, assuming that this market value is the same as the applicable market value of our Class A common stock, will be greater than $25.00.

     - If the applicable market value of our Class A common stock is less than $25.37 but greater than $21.50, the conversion rate will be equal to $25.00 divided by the applicable market value of our Class A common stock per share of 7.5% Series E mandatory convertible preferred stock. Accordingly, if the market price for our Class A common stock increases but that market price is less than $25.37 on the settlement date, the aggregate market value of the shares of our Class A common stock issued upon conversion of each share of 7.5% Series E mandatory convertible preferred stock, assuming that this market value is the same as the applicable market value of our Class A common stock, will equal $25.00.

     - If the applicable market value of our Class A common stock is less than or equal to $21.50, the conversion rate, which is equal to $25.00 divided by $21.50, will be 1.1628 shares of our Class A common stock per share of 7.5% Series E mandatory convertible preferred stock. Accordingly, if the market price for our Class A common stock decreases to an amount that is less than $21.50 on the settlement date, the aggregate market value of the shares of our Class A common stock issued upon conversion of each share of 7.5% Series E mandatory convertible preferred stock, assuming that the market value is the same as the applicable market value of our Class A common stock, will be less than $25.00, and if the market price equals $21.50, the aggregate market value of those shares, assuming that this market is the same as the applicable market value of our Class A common stock, will equal $25.00.

     For purposes of determining the applicable market value for our Class A common stock, the closing price of our Class A common stock on any date of determination means the closing sale price or, if no closing price is reported, the last reported sale price of our Class A common stock on the Nasdaq National Market on that date. If our Class A common stock is not included for quotation on the Nasdaq National Market on any date, the closing price of our Class A common stock on any date of determination means the closing sales price as reported in the composite transactions for the principal U.S. securities exchange on which our Class A common stock is so listed or quoted, or if our Class A common stock is not so listed or quoted on a U.S. national or regional securities exchange, as reported by the Nasdaq stock market, or, if our Class A common stock is not so reported, the last quoted bid price for our Class A common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if that bid price is not available, the market value of our Class A common stock on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

     A trading day is a day on which our Class A common stock:

     - is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

     - has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our Class A common stock.

CONVERSION

     Conversion into Class A common stock will occur on the conversion date, unless:

     - you have converted prior to the conversion date, in the manner described in "-- Conversion at the Option of the Holder"; or

     - we are involved in a merger prior to the conversion date in which at least 30% of the consideration for our Class A common stock consists of cash or cash equivalents, and you have converted through an early conversion as described in "-- Conversion at the Option of Holder" and "-- Early Conversion upon Cash Merger."

     On the conversion date, our Class A common stock will then be issued and delivered to you or your designee, upon presentation and surrender of the certificate evidencing the 7.5% Series E mandatory convertible preferred stock, if the 7.5% Series E mandatory convertible preferred stock is held in certificated form, and payment by you of any transfer or similar taxes payable in connection with the issuance of our Class A common stock to any person other than you.

     Prior to the date on which shares of Class A common stock are issued on conversion, our Class A common stock underlying the 7.5% Series E mandatory convertible preferred stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to the Class A common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our Class A common stock, by virtue of holding the 7.5% Series E mandatory convertible preferred stock.

CONVERSION AT THE OPTION OF HOLDER

     The holders of the 7.5% Series E mandatory convertible preferred stock have the right to convert them, in whole or in part, at any time prior to the conversion date, into shares of our Class A common stock at the rate (the "Optional Conversion Rate") of 0.9854 shares of our Class A common stock for each share of 7.5% Series E mandatory convertible preferred stock, subject to adjustment as described below. The Optional Conversion Rate is equivalent to a conversion price equal to the threshold appreciation price.

     Holders of 7.5% Series E mandatory convertible preferred stock at the close of business on a record date for any payment of dividends will be entitled to receive the dividend then payable on that 7.5% Series E mandatory convertible preferred stock on the corresponding Dividend Payment Date even if optional conversion of that 7.5% Series E mandatory convertible preferred stock occurs between that record date and the corresponding Dividend Payment Date. However, if you surrender our 7.5% Series E mandatory convertible preferred stock for conversion after the close of business on a record date for any payment of dividends and before the opening of business on the next succeeding Dividend Payment Date, you must include with the 7.5% Series E mandatory convertible preferred stock payment of an amount equal to the dividend on 7.5% Series E mandatory convertible preferred stock which is to be paid on that Dividend Payment Date.

     Except as described above, upon any optional conversion of 7.5% Series E mandatory convertible preferred stock, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on that 7.5% Series E mandatory convertible preferred stock, or for dividends or distributions on the shares of our Class A common stock issued upon conversion.

EARLY CONVERSION UPON CASH MERGER

     Prior to the conversion date, if we are involved in a merger in which at least 30% of the consideration for our Class A common stock consists of cash or cash equivalents, which we refer to as the "cash merger", then on or after the date of the cash merger each holder of the 7.5% Series E mandatory convertible preferred stock will have the right to accelerate and convert the 7.5% Series E mandatory convertible preferred stock at the conversion rate in effect immediately before the cash merger. We refer to this right as the "merger early settlement right." We will provide each of the holders with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur and a date by which each holder's merger early settlement right must be exercised. The notice will set forth, among other things, the applicable conversion rate and the amount of the cash, securities and other consideration receivable by the holder upon conversion. To exercise the merger early settlement right, you must deliver to us, on or one business day before the early settlement date, the certificate evidencing your 7.5% Series E mandatory convertible preferred stock, if the 7.5% Series E mandatory convertible preferred stock are held in certificated form. If you exercise the merger early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had converted your 7.5% Series E mandatory convertible preferred stock immediately before the cash merger at the conversion rate in effect at such time. If you do not elect to exercise your merger early settlement right, your 7.5% Series E mandatory convertible preferred stock will remain outstanding and subject to normal conversion on the conversion date.

ANTI-DILUTION ADJUSTMENTS

     The formula for determining the conversion rate and the number of shares of our Class A common stock to be delivered upon an early conversion may be adjusted if certain events occur, including:

     (1) the payment of a stock dividend or other distributions on our Class A common stock;

     (2) the issuance to all holders of our Class A common stock of rights or warrants, other than any dividend reinvestment or share purchase or similar plans, entitling them to subscribe for or purchase our Class A common stock at less than the current market price (as defined below);

     (3) subdivisions, splits and combinations of our Class A common stock;

     (4) distributions to all holders of our Class A common stock of evidences of our indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash);

     (5) distributions consisting exclusively of cash to all holders of our Class A common stock in an aggregate amount that, when combined with
         (a) other all-cash distributions made within the preceding 12 months and (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in respect of any tender or exchange offer by us or a subsidiary of ours for our Class A common stock concluded within the preceding 12 months, exceeds 10% of our aggregate market capitalization (such aggregate market capitalization being the product of the current market price of our Class A common stock multiplied by the number of shares of Class A common stock then outstanding) on the date fixed for the determination of stockholders entitled to receive such distribution; and

     (6) the successful completion of a tender or exchange offer made by us or any subsidiary of ours for our Class A common stock that involves an aggregate consideration that, when combined with (a) any cash and the fair market value of other consideration payable in respect of any other tender or exchange offer by us or a subsidiary of ours for our Class A common stock concluded within the preceding 12 months and (b) the aggregate amount of any all-cash distributions to all holders of our Class A common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization on the date of expiration of such tender or exchange offer.

     The "current market price" per share of our Class A common stock on any day means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, means the first date on which our Class A common stock trades without the right to receive the issuance or distribution.

     In the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our Class A common stock to be converted into the right to receive other securities, cash or property, each share of 7.5% Series E mandatory convertible preferred stock then outstanding would, without the consent of the holders of 7.5% Series E mandatory convertible pre-ferred stock, become convertible into such other securities, cash or property instead of our Class A common stock. In such event, on the conversion date the conversion rate then in effect will be applied to the value on the conversion date of the securities, cash or property a holder would have received if it had held the shares covered by the 7.5% Series E mandatory convertible preferred stock when the applicable transaction occurred. Holders have the right to settle their obligations under the 7.5% Series E mandatory convertible preferred stock early in the event of certain cash mergers as described under "-- Conversion at the Option of Holder" and "-- Early Conversion Upon Cash Merger."

     If at any time we make a distribution of property to our Class A common stock holders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes (that is, distributions, evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock), and, pursuant to the conversion rate adjustment provisions of the 7.5% Series E mandatory convertible preferred stock, the conversion rate is increased, that increase may be deemed to be the receipt of taxable income to holders of 7.5% Series E mandatory convertible preferred stock. See "Certain Federal Income Tax Considerations -- US Investors -- Adjustment of Conversion Rate."

     In the case of the payment of a dividend or other distribution on our Class A common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying:

     - the conversion rate by

     - a fraction, the numerator of which is the current market price of our Class A common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of Class A common stock and the denominator of which is the current market price of our Class A common stock.

     The adjustment to the conversion rate under the preceding paragraph will occur on the date that is the earlier of:

     - the tenth trading day following the effective date of the spin-off; and

     - the date of the securities being offered in the initial public offering of the spin-off, if that initial public offering is effected simultaneously with the spin-off.

     For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

     In the event of a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to holders of our Class A common stock means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our Class A common stock means the average of the closing sale prices of our Class A common stock over the first 10 trading days following the effective date of the spin-off.

     If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our Class A common stock means the closing sale price of our Class A common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

     In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of our Class A common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes or for any other reasons.

     Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

     We will be required, as soon as practicable following the occurrence of an event that requires or permits an adjustment in the conversion rate, to provide written notice to the holders of shares of 7.5% Series E mandatory convertible preferred stock of the occurrence of that event. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to the conversion rate was determined and setting forth the revised conversion rate.

     Each adjustment to the conversion rate will result in a corresponding adjustment to the number of shares of our Class A common stock issuable upon early conversion of the conversion preferred shares.

FRACTIONAL SHARES

     No fractional shares of our Class A common stock will be issued upon conversion of the 7.5% Series E mandatory convertible preferred stock. In lieu of any fractional share otherwise issuable in respect of the aggregate number of shares of 7.5% Series E mandatory convertible preferred stock of any holder which are converted upon mandatory conversion or any optional conversion, that holder will be entitled to receive an amount in cash equal to the same fraction of:

     - in the case of automatic conversion, the current market price; or

     - in the case of an optional conversion by a holder, the closing price of our Class A common stock determined as of the second trading day immediately preceding the effective date of conversion.

COMMON STOCK RIGHTS

     Reference is made to the "Description of Capital Stock - Common Stock" in the accompanying prospectus for a description of the rights of holders of Class A common stock to be delivered upon conversion of the 7.5% Series E mandatory convertible preferred stock.

LIQUIDATION RIGHTS

     In the event of the voluntary or involuntary liquidation, dissolution or winding up of Adelphia, the holders of shares of 7.5% Series E mandatory convertible preferred stock will be entitled to receive out of our assets available for distribution to stockholders -- before any distribution of assets is made on our Class A common stock or Class B common stock or any future class of securities which ranks junior to the 7.5% Series E mandatory convertible preferred stock but only after any distribution of assets is made on our Series B Preferred and Series D Preferred -- a liquidating distribution in the amount of $25.00, plus an amount equal to the sum of all accrued and unpaid dividends, whether or not earned or declared, for the then-current dividend period and all prior dividend periods.

     For the purpose of the last paragraph, none of the following will constitute a voluntary or involuntary liquidation, dissolution or winding up of
Adelphia:

     - the sale of all or substantially all of the our property or business;

     - the merger or consolidation of Adelphia into or with any other corporation; or

     - the merger or consolidation of any other corporation into or with Adelphia.

     After the payment to the holders of 7.5% Series E mandatory convertible preferred stock of the full preferential amounts provided above, the holders of 7.5% Series E mandatory convertible preferred stock will have no right or claim to any of our remaining assets.

     In the event our assets available for distribution to the holders of 7.5% Series E mandatory convertible preferred stock upon any liquidation, dissolution or winding up of Adelphia, whether voluntary or involuntary, are insufficient to pay in full all amounts to which the holders are entitled as provided above, no such distribution will be made on account of any other stock ranking equally with the 7.5% Series E mandatory convertible preferred stock as to the distribution of assets upon that liquidation, dissolution or winding up unless a pro rata distribution is made on the 7.5% Series E mandatory convertible preferred stock and that our other stock, with the amount allocable to each series of that stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

VOTING RIGHTS

     The holders of the shares of 7.5% Series E mandatory convertible preferred stock are not entitled to any voting rights, except as required by applicable state law and as described below.

     If the equivalent of six quarterly dividends payable on the 7.5% Series E mandatory convertible preferred stock or any other class or series of preferred stock ranking equally with the 7.5% Series E mandatory convertible preferred stock as to the payment of dividends has not been paid, the number of directors on our board shall be increased by two, without duplication of any increase made pursuant to the terms of any other series of our preferred stock. The holders of 7.5% Series E mandatory convertible preferred stock -- voting as a single class with the holders of shares of any other class of preferred stock ranking equally with the 7.5% Series E mandatory convertible preferred stock either as to dividends or distributions of assets and upon which like voting rights have been conferred and are exercisable -- will be entitled to elect two directors at any meeting of our stockholders at which directors are to be elected during the period their dividends remain in arrears. This voting right will continue until we have paid, or declared and set apart for payment, full cumulative dividends for all past periods on all of that preferred stock, and the 7.5% Series E mandatory convertible preferred stock.

     We will not, without the approval of the holders of at least 66 2/3% of the shares of 7.5% Series E mandatory convertible preferred stock then outstanding, amend any of the provisions of our charter so as to affect adversely the powers, preferences, privileges or rights of the holders of 7.5% Series E mandatory convertible preferred stock.

     We will not, without the approval of the holders, voting together as a single class, of 80% of all the shares of 7.5% Series E mandatory convertible preferred stock then outstanding and all shares of any other series of our preferred stock ranking equally with the 7.5% Series E mandatory convertible preferred stock as to dividends or upon dissolution:

     - issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock of any class ranking prior to the 7.5% Series E mandatory convertible preferred stock as to dividends or upon dissolution; or

     - reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking prior to the 7.5% Series E mandatory convertible preferred stock, provided that no such vote will be required for us to take any of these actions to issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any stock ranking equally with or junior to the 7.5% Series E mandatory convertible preferred stock.

MISCELLANEOUS

     We will at all times reserve and keep available out of our authorized and unissued Class A common stock, solely for issuance upon the conversion of 7.5% Series E mandatory convertible preferred stock, that number of shares of Class A common stock as shall from time to time be issuable upon the conversion of all the 7.5% Series E mandatory convertible preferred stock then outstanding. 7.5%

Series E mandatory convertible preferred stock converted into our Class A common stock or otherwise reacquired by us shall resume the status of authorized and unissued shares of our preferred stock, undesignated as to series, and shall be available for subsequent issuance.

     The shares of our 7.5% Series E mandatory convertible preferred stock to be issued in the November 2001 Rigas Preferred Stock Direct Placement may be evidenced by physical certificates.

TRANSFER AGENT, REGISTRAR AND DIVIDEND DISBURSING AGENT

     American Stock Transfer & Trust Company, will act as transfer agent, registrar, and paying agent for the payment of dividends for the 7.5% Series E mandatory convertible preferred stock.

TITLE

     We, the transfer agent, registrar and dividend disbursing agent may treat the registered holder of any shares of 7.5% Series E mandatory convertible preferred stock the absolute owner of those shares for the purpose of making payment and settling the related conversions and for all other purposes.

BOOK-ENTRY SYSTEM

     The Depository Trust Company or, DTC, will act as securities depositary for the shares of 7.5% Series E mandatory convertible stock. The shares of 7.5% Series E mandatory convertible preferred stock will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of shares of 7.5% Series E mandatory convertible stock, will be issued and deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in the shares of 7.5% Series E mandatory convertible preferred stock so long as the shares of 7.5% Series E mandatory convertible preferred stock are represented by global security certificates. In addition, the shares of our 7.5% Series E mandatory convertible preferred to be issued in the November 2001 Rigas Preferred Stock Direct Placement may be evidenced by physical certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thus eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., collectively referred to as participants. Access to the depositary system is also available to others, including securities brokers and dealers, bank and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly, collectively referred to as indirect participants. The rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

     No shares of 7.5% Series E mandatory convertible stock represented by global security certificates may be exchanged in whole or in part for shares of 7.5% Series E mandatory convertible preferred stock registered, and no transfer of global security certificates will be made in whole or in part for 7.5%

Series E mandatory convertible preferred stock registered, and no transfer of global security certificates in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary, unless, however, the depositary has notified us that it is unwilling or unable to continue as depositary for the global security certificates, has ceased to be qualified to act or there is a continuing default by us in respect of our obligations under the shares of 7.5% Series E mandatory convertible stock, the certificate of designations or any other principal agreements or instruments executed in connection with this offering. All shares of 7.5% Series E mandatory convertible stock represented by one or more global security certificates or any portion of them will be registered in those names as the depositary may direct.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or that nominee will be considered the sole owner and holder of the global security certificates and all shares of 7.5% Series E mandatory convertible stock represented by those certificates for all purposes under the shares of 7.5% Series E mandatory convertible stock. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the shares of 7.5% Series E mandatory convertible stock represented by those certificates registered in their names, will not receive or be entitled to receive physical delivery of shares of 7.5% Series E mandatory convertible stock certificates in exchange and will not be considered to be owners or holders of the global security certificates or any shares of 7.5% Series E mandatory convertible stock represented by those certificates for any purpose under the shares of 7.5% Series E mandatory convertible stock. All payments on the shares of 7.5% Series E mandatory convertible stock represented by the global security certificates and all related transfers and deliveries of senior notes, treasury securities and common stock will be made to the depositary or its nominee as their holder.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee with respect to participants' interests or by the participant with respect to interests of persons held by the participants on their behalf.

     Procedures for conversion on the conversion date or upon early conversion will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

     Neither we nor any of our agents, will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

REPLACEMENT OF 7.5% SERIES E MANDATORY CONVERTIBLE PREFERRED STOCK CERTIFICATES

     If physical certificates are issued, we will replace any mutilated certificate at your expense upon surrender of that certificate to the transfer agent. We will replace certificates that become destroyed, lost or stolen at your expense upon delivery to us and the transfer of satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the transfer agent and us.

     We, however, are not required to issue any certificates representing 7.5% Series E mandatory convertible preferred stock on or after the conversion date. In place of the delivery of a replacement certificate following the conversion date, the transfer agent, upon delivery of the evidence and indemnity described above, will deliver the shares of our Class A common stock issuable pursuant to the terms of the 7.5% Series E mandatory convertible preferred stock evidenced by the certificate.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of the 7.5% Series E mandatory convertible preferred stock and common stock acquired upon conversion of the 7.5% Series E mandatory convertible preferred stock. The following summary is based upon current provisions of the Internal Revenue Code of 1986, Treasury regulations and judicial or administrative authority, all of which are subject to change, which change may be retroactive. The summary is limited to the U.S. federal income tax consequences to investors, except for the limited discussion below under the heading "Foreign Investors," who are citizens or residents of the U.S. or that are U.S. corporations. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors, including, but not limited to tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold Adelphia stock as a position in a hedging transaction, "straddle," "conversion transaction" or other risk reduction transaction and holders whose "functional currency" is not the U.S. dollar. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the 7.5% Series E mandatory convertible preferred stock and our Class A common stock received in exchange therefor as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences summarized herein or that there will not be differences of opinion as to the interpretation of applicable law.

     Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership, and disposition of the 7.5% Series E mandatory convertible preferred stock and Class A common stock.

US INVESTORS

  DIVIDENDS

     Dividends paid on 7.5% Series E mandatory convertible preferred stock and Class A common stock will be taxable as ordinary income to the extent of Adelphia's current or accumulated earnings and profits. Corporate holders of Adelphia's stock should consider the 46-day holding period required by Section 246(c) of the Internal Revenue Code for the 70% dividends received deduction, the rules in Section 246A of the Internal Revenue Code that reduce the 70% dividends received deduction for dividends on certain debt-financed stock, and the rules in Section 1059 of the Internal Revenue Code that reduce the basis of stock in respect of certain extraordinary dividends. A corporate holder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate holder deducts in computing taxable income.

  DISPOSITIONS

     A holder will generally recognize capital gain or loss on a sale or exchange of our 7.5% Series E mandatory convertible preferred stock or our Class A common stock equal to the difference between the amount realized upon the sale or exchange and the holder's tax basis in the stock sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder has held the securities for more than one year.

  CONVERSION INTO CLASS A COMMON STOCK

     As a general rule, no gain or loss will be recognized by a holder on the conversion of 7.5% Series E mandatory convertible preferred stock into shares of our Class A common stock. Gain may be recognized upon the receipt by a holder of cash in lieu of a fractional share of our Class A common stock. Moreover, a holder of 7.5% Series E mandatory convertible preferred stock may recognize gain or dividend income to the extent there are dividends in arrears on such stock at the time of conversion into Class A common stock.

     The tax basis of the shares of our Class A common stock received upon conversion will generally be equal to the tax basis of the 7.5% Series E mandatory convertible preferred stock converted, adjusted to reflect any income or gain recognized on the conversion. The holding period of our Class A common stock received will include the holding period of the 7.5% Series E mandatory convertible preferred stock converted.

  CONVERSION PREMIUM

     Under some circumstances, Section 305 of the Internal Revenue Code requires that any excess of the redemption price of preferred stock over its issue price is includable in income, prior to receipt, as a constructive dividend. While the issue is not free from doubt due to a lack of authority directly on point, a holder of 7.5% Series E mandatory convertible preferred stock should not be required to include any conversion premium in income as a redemption premium under Section 305 of the Internal Revenue Code in respect of the conversion into our Class A common stock.

  ADJUSTMENT OF CONVERSION RATE

     Holders of 7.5% Series E mandatory convertible preferred stock might be treated as receiving a constructive distribution from Adelphia if:

     - a conversion rate is adjusted and as a result of the adjustment the proportionate interest of holders of 7.5% Series E mandatory convertible preferred stock in the assets or earnings and profits of Adelphia is increased; and

     - the adjustment is not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in a conversion rate would not be considered made pursuant to a reasonable antidilution formula if the adjustment were made to compensate for certain taxable distributions with respect to Adelphia common stock.

     Under some circumstances, an increase in a conversion rate (or a failure to make certain adjustments to a conversion rate) would be likely to be taxable to holders of 7.5% Series E mandatory convertible preferred stock as a dividend to the extent of Adelphia's current or accumulated earnings and profits. Holders of 7.5% Series E mandatory convertible preferred stock would be required to include their allocable share of that constructive dividend in gross income but would not receive any cash related to it.

FOREIGN INVESTORS

  DIVIDENDS

     Generally, dividends paid to a nonresident alien individual or foreign corporation who does not hold the 7.5% Series E mandatory convertible preferred stock or our Class A common stock in connection with a U.S. trade or business will be subject to a 30% U.S. withholding tax. The withholding tax may be reduced if a tax treaty is in effect between the U.S. and the foreign investor's country.

  DISPOSITIONS

     A nonresident alien individual or foreign corporation generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or redemption of the 7.5% Series E mandatory convertible preferred stock or our Class A common stock so long as:

     - the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not effectively connected with the conduct by the foreign investor of a trade or business within the U.S. and attributable to a U.S. permanent establishment maintained by such foreign investor);

     - in the case of a nonresident alien individual who holds stock as a capital asset, such holder is not present in the U.S. for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; and

     - Adelphia is not and has not been a "United States real property holding corporation," within the meaning of section 897 of the Internal Revenue Code at any time within the shorter of the five-year period preceding such disposition or the foreign investor's holding period.

  INFORMATION REPORTING

     Adelphia must report annually to the IRS and to each foreign investor the amount of dividends paid to such investor on our Class A common stock (and the tax withheld with respect thereto), regardless of whether withholding was reduced or eliminated by an applicable tax treaty.

     Information reporting requirements generally will not apply to any payments of the proceeds of the disposition of Adelphia capital stock effected outside the U.S. by a foreign office or a foreign broker (as defined in applicable Treasury regulations). However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. person and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting will apply to any such payments effected outside the U.S. by such a broker if it:

     - derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

     - is a controlled foreign corporation for U.S. federal income tax purposes; or

     - is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by U.S. persons or is engaged in the conduct of a U.S. trade or business.

     Foreign investors are urged to consult their own tax advisors regarding the purchase, ownership and disposition of the 7.5% Series E mandatory convertible preferred stock.

BACKUP WITHHOLDING

     Each holder -- other than an exempt holder such as a corporation, tax-exempt organization, qualified pension and profit-sharing trust, individual retirement account, or a nonresident alien who provides certification as to status as a nonresident -- will be required to provide, under penalties of perjury, a certification setting forth the holder's name, address, correct federal taxpayer identification number and a statement that the holder is not subject to backup withholding. Should a nonexempt holder fail to provide the required certification, we will be required to withhold up to 31% of the amount otherwise payable to the holder, and remit the withheld amount to the IRS as a credit against the holder's federal income tax liability. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

     Back-up withholding will generally not apply to payments of dividends made by Adelphia to foreign investors if the investor has provided its taxpayer identification number or provided the required certification that it is not a U.S. person. Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a foreign investor. A foreign investor can generally meet the certification requirement by providing a properly executed Form W-8 or suitable substitute form.

     Backup withholding generally will not apply to any payments of the proceeds of the disposition of Adelphia stock effected outside the United States by a foreign office or a foreign broker (as defined in applicable Treasury regulations).

                                  UNDERWRITING

     Adelphia and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to our 7.5% Series E mandatory convertible preferred stock being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the shares of our 7.5% Series E mandatory convertible preferred stock offered hereby.

     Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If Goldman, Sachs & Co. sells more shares than the total number set forth on the cover page of this prospectus supplement, Goldman, Sachs & Co. has an option to buy up to an additional 1,800,000 shares of our 7.5% Series E mandatory convertible preferred stock from us to cover such sales. Goldman, Sachs & Co. may exercise that option for 30 days.

     Total underwriting discounts and commissions to be paid to Goldman, Sachs & Co. by Adelphia are shown in the following table assuming both no exercise and full exercise of Goldman, Sachs & Co.'s option to purchase 1,800,000 additional shares.

                                Paid by Adelphia

                                                               No             Full
                                                            Exercise        Exercise
                                                           -----------    -------------
Per Share................................................  $     0.75      $      0.75
Total....................................................  $9,000,000      $10,350,000

     Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by Goldman, Sachs & Co. to securities dealers may be sold at a discount of up to $0.45 per share from the initial price to public. Any such securities dealers may resell any shares purchased from Goldman, Sachs & Co. to certain other brokers or dealers at a discount of up to $0.15 per share from the initial price to public. If all the shares are not sold at the initial price to public, Goldman, Sachs & Co. may change the offering price and the other selling terms.

     Adelphia and the Rigas family have agreed that, for a period of 90 days after the date of this prospectus supplement with respect to Adelphia, and for a period of 70 days after the date of this prospectus supplement with respect to the Rigas family, they will not, without the prior written consent of Goldman, Sachs & Co., offer, sell, hedge, contract to sell or otherwise dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or grant any options or warrants to purchase shares of Class A common stock (except in connection with pending acquisitions, other strategic acquisitions and certain other permitted transactions).

     In connection with this Offering, Goldman, Sachs & Co. may purchase and sell shares of our Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than they are required to purchase in this Offering. Stabilizing transactions consist of various bids for or purchases of Class A common stock made by Goldman, Sachs & Co. in the open market prior to the completion of this Offering.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our Class A common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of our Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     Goldman, Sachs & Co. has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issue of the shares of our 7.5% Series E mandatory convertible preferred stock will not offer or sell any shares of our 7.5% Series E mandatory convertible preferred stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of our 7.5% Series E mandatory convertible preferred stock in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of our 7.5% Series E mandatory convertible preferred stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

     The shares of our 7.5% Series E mandatory convertible preferred stock may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus supplement nor any other document in respect of this Offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     Adelphia estimates that its share of the total expenses of this Offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     Adelphia has agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

                         CLASS A COMMON STOCK OFFERING

     Concurrently with this Offering, we entered into an agreement to sell to the public 30,000,000 shares of our Class A common stock, and to the extent the underwriters in that offering sell more than 30,000,000 shares, they have the option to purchase up to an additional 4,500,000 shares of Class A common stock from us. Offers for our Class A common stock are only being made by delivery of the prospectus supplement relating to the November 2001 Common Stock Offering. No requirement exists that we sell our Class A common stock. We could decide not to sell our Class A common stock or to sell more or less Class A common stock than we presently are offering in the November 2001 Common Stock Offering.

     Additionally, Highland 2000, L.P., an entity controlled by members of the family of John J. Rigas, has agreed to purchase 7,500,000 shares of our Class B common stock in the November 2001 Rigas Common Stock Direct Placement. The closing on this purchase will occur within 270 days of the closing of the November 2001 Common Stock Offering, subject to customary closing conditions.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

     This prospectus supplement is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus supplement, the subsequent information will also become part of this prospectus supplement and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

     - our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     - our Current Reports on Form 8-K for the events dated October 25, 2001, October 22, 2001, September 28, 2001, June 7, 2001, April 25, 2001, April
       20, 2001, February 14, 2001, February 2, 2001, January 23, 2001, January
       18, 2001, January 8, 2001, January 3, 2001 and January 1, 2001, and
       exhibits 99.01 and 99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2,
       2001);

     - our definitive proxy statement dated July 5, 2001 with respect to the Annual Meeting of Stockholders held on August 7, 2001; and

     - the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

     The preceding list supersedes and replaces the documents listed in the accompanying prospectus in the heading "Where You Can Find More Information."

     We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by contacting us at:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

     You should rely only on the information provided in this prospectus supplement or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the first page of this prospectus supplement. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

     The validity of the Class A common stock will be passed upon for us by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Attorneys of that firm who are representing us in this offering own an aggregate of 7,300 shares of our Class A common stock and 44,500 shares of Adelphia Business Solutions Class A common stock. The validity of the Class A common stock offered hereby will be passed upon on behalf of Goldman, Sachs & Co. by Latham & Watkins, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Adelphia and its subsidiaries as of December 31, 1999 and 2000, and for the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, incorporated in this prospectus supplement by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus supplement from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999 (as amended on January 2, 2001), in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                   PROSPECTUS

                      ADELPHIA COMMUNICATIONS CORPORATION

     BY THIS PROSPECTUS, WE MAY OFFER FROM TIME TO TIME UP TO $5,000,000,000 OF:

     - debentures, notes and other debt securities in one or more series which may be senior debt securities or subordinated debt securities,

     - shares of preferred stock issuable in series designated by the board of directors of Adelphia,

     - debt warrants and equity warrants,

     - shares of Class A common stock,

     - shares of Class B common stock,

     - depositary shares, and

     - guarantees of securities issued by our subsidiaries.

                             ---------------------

     When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     Our Class A common stock is quoted on the Nasdaq National Market. Our Class A common stock's ticker symbol is "ADLAC." On July 18, 2001, the closing sale price on the Nasdaq National Market of a single share of Class A common stock was $40.37.

     Our common stock includes Class A and Class B common stock. The rights of holders of the Class A common stock and Class B common stock differ with respect to certain aspects of dividends, liquidations and voting. The Class A common stock has preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B common stock are entitled to greater voting rights than the holders of Class A common stock. However, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

                             ---------------------

     YOU SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THINGS YOU SHOULD CONSIDER WHEN INVESTING IN SECURITIES OF ADELPHIA.

                             ---------------------

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                  THE DATE OF THIS PROSPECTUS IS JULY 20, 2001

                               TABLE OF CONTENTS

Adelphia....................................................     2
Risk Factors................................................     3
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................    15
Dilution....................................................    16
Use of Proceeds.............................................    16
Description of Debt Securities..............................    17
Description of Capital Stock................................    27
Description of Warrants.....................................    31
Description of Depositary Shares............................    36
Description of Guarantees...................................    38
Plan of Distribution........................................    40
Where You Can Find More Information.........................    42
Legal Matters...............................................    43
Experts.....................................................    43

     This summary may not contain all the information that may be important to you. You should read the entire prospectus and those documents incorporated by reference into this document, including the risk factors, financial data and related notes, before making an investment decision. When we use the term Adelphia Parent Company in this prospectus, we are referring only to the parent holding company entity, Adelphia Communications Corporation, and not to its subsidiaries.

                                    ADELPHIA

     Adelphia is a leader in the telecommunications industry with cable television and local telephone operations. We are the sixth largest cable television operator in the United States. Through our subsidiary Adelphia Business Solutions, Inc., we own and operate a leading national provider of facilities-based integrated communications services. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

     Our operations consist of providing telecommunications services primarily over our networks, which are commonly referred to as broadband networks because they can transmit large quantities of voice, video and data by way of digital or analog signals. We owned cable television systems with broadband networks that passed in front of approximately 9.5 million homes and served approximately 5.8 million basic subscribers as of March 31, 2001, after giving effect to pending cable system acquisitions. Our core cable systems are organized into six clusters: Los Angeles, PONY (Western Pennsylvania, Ohio and New York), New England, Florida, Virginia and Colorado Springs. Approximately 45% of our basic subscribers are located in our Los Angeles and PONY clusters and approximately 82% of our basic subscribers are located in our six core clusters.

     Adelphia Business Solutions provides its customers with alternatives to the incumbent local telephone company for local and long distance voice services, high-speed data and Internet services. Adelphia Business Solutions' telephone operations are referred to as being facilities based, which means it generally owns or has long-term leases for the local telecommunications networks and facilities it uses to deliver these services. Adelphia Business Solutions served 75 markets and had 309 central office collocations as of March 31, 2001. Adelphia Business Solutions' Class A common stock is quoted on the Nasdaq National Market under the symbol "ABIZ."

     Our executive offices are located at One North Main Street, Coudersport, Pennsylvania 16915, and our telephone number is (814) 274-9830.

RECENT DEVELOPMENTS

     Please see the applicable prospectus supplement and Adelphia's recent public filings for recent developments.

                                  RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks associated with investing in Adelphia, including those described below. You should consider carefully these risk factors together with all of the other information included in or incorporated by reference in this prospectus before you decide to purchase our securities.

HIGH LEVEL OF INDEBTEDNESS

   As of March 31, 2001, we
owed approximately
$13.7 billion. Our high
level of
indebtedness can have
important adverse
consequences to us and to
you. Adelphia has a substantial amount of debt. We borrowed this money to purchase and to expand our cable systems and other operations and, to a lesser extent, for investments and loans to our subsidiaries and other affiliates. At March 31, 2001, our indebtedness totaled approximately $13.7 billion. This included approximately:

                              - $4.3 billion of Adelphia Parent Company public
                                debt;

                              - $852.1 million of public debt owed by our
                                subsidiary, Adelphia Business Solutions;

                              - $1.8 billion of public debt owed by our
                                subsidiary, Arahova Communications, Inc.;

                              - $531.2 million of public debt owed by our
                                subsidiary, FrontierVision Partners, L.P.;

                              - $202.9 million of public debt owed by our
                                subsidiary, Olympus Communications, L.P.; and

                              - $6.0 billion of other debt owed by our
                                subsidiaries to banks, other financial
                                institutions and other persons.

   Debt service consumes a
substantial portion of the
cash
we generate. This could
affect
our ability to invest in
our
business in the future as
well
as to react to changes in
our
industry or economic
downturns.                    Our high level of indebtedness can have important
                              adverse consequences to us and to you. It requires that we spend a substantial portion of the cash we get from our business to repay the principal and interest on these debts. Otherwise, we could use these funds for general corporate purposes or for capital improvements. Our ability to obtain new loans for working capital, capital expenditures, acquisitions or capital improvements may be limited by our current level of debt. In addition, having such a high level of debt could limit our ability to react to changes in our industry and to economic conditions generally. In addition to our debt, at March 31, 2001, the Adelphia Parent
                              Company had approximately $148.6 million and Adelphia Business Solutions had approximately
                              $306.9 million of redeemable exchangeable preferred stock which contain payment obligations that are similar to Adelphia's debt obligations.

   Approximately 44% of our
debt outstanding at March
31,
2001 matures on or before
December 31, 2005 and all
of it
matures prior to December
31,
2017. Our debt comes due at various times through the year 2017, including an aggregate of approximately $5.9 billion as of March 31, 2001, which matures on or before December 31, 2005.

   Our Business Requires
Substantial Additional
Financing
And If We Do Not Obtain
That
Financing We May Not Be
Able
To Upgrade Our Plant, Offer
Services, Make Payments
When Due Or Refinance
Existing Debt                 Our business requires substantial additional
                              financing on a continuing basis for capital expenditures and other purposes including:

                              - constructing and upgrading our plant and
                                networks--some of these upgrades we must make to comply with the requirements of local cable franchise authorities;

                              - offering new services;

                              - scheduled principal and interest payments;

                              - refinancing existing debt; and

                              - acquisitions and investments.

                              There can be no guarantee that we will be able to issue additional debt or sell stock or other additional equity on satisfactory terms, or at all, to meet our future financing needs.

WE HAVE HAD LARGE LOSSES
AND WE EXPECT THIS TO
CONTINUE Our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity at March 31, 2001 was approximately $5.2 billion.

                              Our continuing net losses, which are mainly due to our high levels of depreciation and amortization and interest expense, may create deficiencies in or reduce our Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity. Our recent net (losses) income applicable to our common stockholders were approximately as follows for the periods specified:

                              - nine months ended December 31, 1998 -- $(114.5)
                                million;

                              - fiscal year ended December 31, 1999 -- $(282.7)
                                million;

                              - fiscal year ended December 31, 2000 -- $(602.5)
                                million; and

                              - three months ended March 31, 2001 -- $137.1
                                million.

                              We expect to continue to incur large net losses for the next several years. Net income for the three months ended March 31, 2001 includes a substantial non-cash gain on a cable systems swap.

   Historically our
earnings
have been insufficient to
pay for
our fixed charges and
preferred
stock dividends.              For the nine months ended December 31, 1998 and
                              the years ended December 31, 1999 and 2000, our earnings from continuing operations could not pay for our combined fixed charges and preferred stock dividends as set forth in the table below, although combined fixed charges and preferred stock dividends included substantial non-cash charges for depreciation, amortization and non-cash interest expense on some of our debts and the non-cash expense of Adelphia Business Solutions' preferred stock dividends:

                                                                                     EARNINGS     NON-CASH
                                                                                    DEFICIENCY    CHARGES
                                                                                    ----------   ----------
                                                                                        (IN THOUSANDS)
                                        -    nine months ended December 31, 1998     $ 95,595    $  186,173
                                        -    fiscal year ended December 31, 1999     $281,975    $  455,266
                                        -    fiscal year ended December 31, 2000     $916,103    $1,053,900

                              For the three months ended March 31, 2001, our ratio of earnings to combined fixed charges and preferred stock dividends was 1.68 to 1.00, however our earnings included a substantial non-cash gain on a cable systems swap.

   If we cannot refinance
our
debt or obtain new loans,
we
would likely have to
consider
various financing options.
We
cannot guarantee that any
options available to us
would
enable us to repay our debt
in
full. Historically, the cash we generate from our operating activities and borrowings has been sufficient to meet our requirements for debt service, working capital, capital expenditures and investments in and advances to our affiliates, and we have depended on additional borrowings to meet our liquidity requirements. Although in the past we have been able both to refinance our debt and to obtain new debt, there can be no guarantee that we will be able to continue to do so in the future or that the cost to us or the other terms which would affect us would be as favorable to us as current loans and credit agreements. Under these circumstances, we may need to consider various financing options, such as the sale of additional equity or some of our assets to meet the principal and interest payments we owe, negotiate with our lenders to restructure existing loans or explore other options available under applicable laws including those under reorganization or bankruptcy laws. We believe that our business will continue to generate cash and that we will be able to obtain new loans to meet our cash needs. However, the covenants in the indentures and credit agreements for our current debt provide some limitations on our ability to borrow more money.

COMPETITION                   The telecommunications services provided by
                              Adelphia are subject to strong competition and potential competition from various sources.

   Our cable television
business is subject to
strong
competition from several
sources which could
adversely
affect revenue or revenue
growth. Our cable television systems compete with other means of distributing video to home televisions such as Direct Broadcast Satellite systems, commonly known as DBS systems. Some local telephone companies have expressed an interest in entering the video-to-home business.

                              In addition, because our systems are operated under non-exclusive franchises, other applicants may obtain franchises in our franchise areas and overbuild our systems. For example, some regional Bell telephone operating companies and local telephone companies have facilities which are capable of delivering cable television service and could seek competitive franchises. We cannot predict either the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our cable television business.

                              Our cable television systems also face competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. We cannot predict the extent to which competition may affect us.

                              Our cable modem and dial up Internet access business is currently subject to strong competition and there exists the potential for future competition from a number of sources. With respect to high-speed cable modem service, telephone companies are beginning to implement various digital subscriber line services, xDSL, that allow high-speed internet access services to be offered over telephone lines. DBS companies offer high-speed Internet access over their satellite facilities and other terrestrial based wireless operators, or MultiChannel Multipoint Distribution Systems, commonly known as MMDS, are beginning to introduce high-speed access as well. In addition, there are now a number of legislative, judicial and regulatory efforts seeking to mandate cable television operators to provide open access to their facilities to competitors that want to offer Internet access over cable services. With respect to dial up Internet access services, there are numerous competitive Internet Service Providers commonly known as ISPs, in virtually every franchise area. The local telephone exchange company typically offers ISP services, as do a number of other nationally marketed ISPs such as America Online, Compuserve and AT&T Worldnet. Adelphia cannot predict the extent to which competition will continue to materialize or, if such competition materializes, the extent of its effect on our Internet access business.

   We depend on third-party
equipment and software
suppliers. If we are unable
to
procure the necessary
equipment, our ability to
offer
our services could be
impaired.
This could adversely affect
our
growth, financial condition
and
results of operations.        We depend on vendors to supply our cable and
                              telephone related electronic equipment, such as the set-top converter boxes for analog and digital cable services. This equipment is available from a limited number of suppliers. For example, we typically purchase set-top converter boxes under purchase orders placed from time to time and do not carry significant inventories of set-top converter boxes. If demand for set-top converter boxes exceeds our supply or inventories and we are unable to obtain required set-top converter boxes on a timely basis and at an acceptable cost, our ability to recognize additional revenue from these services could be delayed or impaired. In addition, if there are no suppliers who are able to provide converter devices that comply with evolving Internet and telecommunications standards or that are compatible with other products or components we use, our business may be materially impaired.

   Adelphia Business
Solutions' operations are
also
subject to risk because
Adelphia Business Solutions
competes principally with
established local telephone
carriers that have
long-standing
utility relationships with
their
customers and pricing
flexibility
for local telephone
services.                     In each of the markets served by Adelphia Business
                              Solutions' networks, the competitive local exchange carrier services offered by Adelphia
                              Business Solutions compete principally with the services offered by the incumbent local telephone exchange carrier company serving that area. Local telephone companies have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. The mergers of Bell Atlantic and NYNEX, SBC and Ameritech, and Bell Atlantic and GTE, which created Verizon Communications, created very large companies whose combined territories cover a substantial portion of Adelphia Business
                              Solutions' markets. Other combinations have occurred in the industry, such as the mergers between Qwest and US West, and AOL and Time
                              Warner, which may have a material adverse effect on Adelphia Business Solutions' ability to compete and terminate and originate calls over Adelphia
                              Business Solutions' networks.

                              We believe that local telephone companies will gain increased pricing flexibility from regulators as competition increases. Adelphia Business Solutions' operating results and cash flow could be materially and adversely affected by actions by regulators, including permitting the incumbent local telephone companies in Adelphia Business Solutions' markets to do the following:

                              - lower their rates substantially;

                              - engage in aggressive volume and term discount
                                pricing practices for their customers; or

                              - charge excessive fees or otherwise impose on
                                Adelphia Business Solutions excessive obstacles for interconnection to the incumbent local telephone company's networks.

   If the regional Bell
telephone operating
companies
obtain regulatory approval
to
offer long distance service
in
competition with Adelphia
Business Solutions'
significant
customers, some of these
major customers could lose
market share.                 The regional Bell telephone operating companies
                              can now obtain regulatory approval to offer long distance services if they comply with the local market opening requirements of the federal
                              Telecommunications Act of 1996. To date, the FCC has authorized Verizon to provide long distance services in New York and Massachusetts, and SBC to provide these services in Texas, Kansas, and Oklahoma. The FCC has rejected several other applications, but we expect that numerous additional requests will be filed by Bell operating companies over the next few years.
                              Approvals of such requests could result in decreased market share for the major long distance carriers which are among Adelphia Business
                              Solutions' significant customers. This could have a material adverse effect on Adelphia Business
                              Solutions.

                              In addition, once they obtain long distance authority, the regional Bell telephone operating companies could be less cooperative in providing access to their networks. This lack of cooperation, or labor strikes or work stoppages similar to the August 2000 Verizon strike, could impair or delay the ability of Adelphia Business Solutions to connect its networks with those of the incumbent local exchange carriers.

   The regional Bell
telephone
companies continue to seek
other regulatory approvals
that
could significantly enhance
their
competitive position
against
Adelphia Business
Solutions.                    Some of the regional Bell operating companies have
                              also filed petitions with the FCC requesting waivers of other obligations under the federal
                              Telecommunications Act of 1996. These involve services Adelphia Business Solutions also provides such as high speed data, long distance, and services to ISPs. If the FCC grants the regional
                              Bell operating companies' petitions, this could have a material adverse effect on Adelphia
                              Business Solutions.

   Potential competitors to
Adelphia Business
Solutions'
telecommunications services
include the regional Bell
telephone companies, AT&T,
WorldCom and Sprint,
electric
utilities and other
companies
that have advantages over
Adelphia Business
Solutions.                    Potential competitors of Adelphia Business
                              Solutions include other competitive local exchange carriers, incumbent local telephone companies which are not subject to regional Bell operating companies' restrictions on offering long distance service, AT&T, WorldCom, Sprint, Global Crossing and other long distance carriers, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers, and private networks built by large end users. Both AT&T and WorldCom offer local telephone services in some areas of the country and are expanding their networks. AT&T also merged with both
                              Tele-Communications, Inc. and MediaOne Group,
                              Inc., thereby becoming the largest operator of cable television systems in the country. Although we have good relationships with the long distance carriers, they could build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Adelphia Business Solutions' services when entering the market for local exchange services.

                              Many of Adelphia Business Solutions' current and potential competitors, particularly incumbent local telephone companies, have financial, personnel and other resources substantially greater than those of Adelphia Business Solutions, as well as other competitive advantages over Adelphia Business Solutions.

WE ARE SUBJECT TO EXTENSIVE
REGULATION
   Our cable television and
telecommunications
businesses
are heavily regulated as to
rates we can charge and
other
matters. This regulation
could
limit our ability to
increase
rates, cause us to decrease
then current rates or
require us
to refund previously
collected
fees. The cable television industry and the provision of local telephone exchange services are subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. In particular, FCC regulations limit our ability to set and increase rates for our basic cable television service package and for the provision of cable television-related equipment. The law permits certified local franchising authorities to order refunds of rates paid in the previous 12-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future. In addition, the FCC has recently adopted rules which will require cable operators to carry the digital signals of broadcast television stations. However, the FCC has tentatively decided that cable operators should not be required to carry both the analog and digital services of broadcast television stations while broadcasters are transitioning from analog to digital transmission. Carrying both the analog and digital services of broadcast television stations would consume additional cable capacity. As a result, a requirement to carry both analog and digital services of broadcast television stations could require the removal of popular programming services with materially adverse results for cable operators.

                              We must comply with rules of the local franchising authorities to retain and renew our cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

                              Similarly, Adelphia Business Solutions is subject to state and local regulations and in some cases must obtain appropriate state certifications and/or local franchises to construct facilities and offer services. There can be no assurance that Adelphia Business Solutions' state and local regulators will not impose new and more restrictive requirements as a condition to renew any required certifications and franchises.

                              On February 26, 1999, the FCC released a
                              Declaratory Ruling and Notice of Proposed
                              Rulemaking which held that calls to ISPs within a local calling area are "non-local" because such calls tend to continue beyond state borders, meaning that the reciprocal compensation provisions of the federal Telecommunications Act of 1996 did not apply to calls to ISPs. However, the FCC left open the possibility that state commissions could impose reciprocal compensation obligations on local exchange carriers that send calls to ISPs. Imposition of reciprocal compensation obligations would benefit the local exchange carriers that terminate the calls with the ISP, such as competitive local Exchange carriers that provide local exchange services to their own ISPs. As ISPs do not make outgoing calls, the compensation for terminating traffic would always flow from the LECs that originate the calls to the LECs that terminate the calls. The United States Court of Appeals for the District of Columbia Circuit vacated this FCC ruling on March 24, 2000, and remanded the matter to the FCC. On April 27, 2001, the FCC decided on remand that calls to ISPs constitute interstate access traffic and thus are not subject to reciprocal compensation. Rather than immediately eliminate the current system, the FCC established a transitional cost recovery mechanism for the exchange of this traffic. In addition, the FCC capped the number of minutes for which a CLEC may receive compensation in a given state, at the number of minutes received in the first quarter of 2001 (annualized), plus a 10% growth factor. It appears likely that this ruling will be appealed. In the meantime, the FCC's current order and/or subsequent state or court rulings could affect the costs incurred by ISPs and CLECs and the demand for their services.

                              Proposals are continuing to be made before Congress and the FCC to mandate cable operators to provide "open access" over their cable systems to other ISPs. To date, the FCC has declined to impose such requirements. This same open access issue is being considered by some local franchising authorities as well. Several local franchising authorities have mandated open access. This issue is being actively litigated. A federal district court in Portland, Oregon, upheld the authority of the local franchising authority to impose an open access requirement in connection with a cable television franchise transfer. On appeal, the U.S. Court of Appeals for the Ninth Circuit reversed the district court and ruled that a local franchising authority has no authority to impose an open access requirement on cable television operators. Additionally, federal district courts in Richmond, Virginia and Miami, Florida have held that a local franchising authority cannot impose an open access requirement. The Virginia case has been appealed to the U.S. Court of Appeals for the Fourth Circuit. If the FCC or other authorities mandate additional access to Adelphia's cable systems, we cannot predict the effect that this would have on our Internet access over cable business.

   The federal
Telecommunications Act of
1996 may have a significant
impact on our cable
television
and telephone businesses.     The federal Telecommunications Act of 1996
                              substantially changed federal, state and local laws and regulations governing our cable television and telecommunications businesses. This law could materially affect the growth and operation of the cable television industry and the cable services we provide. Although this legislation may lessen regulatory burdens, the cable television industry may be subject to new competition as a result. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of this law. Furthermore, portions of this law have been, and likely other portions will be, challenged in the courts. We cannot predict the outcome of such rulemakings or lawsuits or the short- and long-term effect, financial or otherwise, of this law and FCC rulemakings on us.

                              Similarly, the federal Telecommunications Act of 1996 removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in Adelphia Business Solutions' markets or potential markets. Furthermore, we cannot guarantee that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on Adelphia Business Solutions.

UNEQUAL VOTING RIGHTS OF
STOCKHOLDERS                  Adelphia has two classes of common stock -- Class
                              A which carries one vote per share and Class B which carries 10 votes per share. Under Adelphia's
                              Certificate of Incorporation, the Class A shares elect only one of our nine directors.

CONTROL OF VOTING POWER BY
THE RIGAS FAMILY
   The Rigas family can
control
stockholder decisions on
very
important matters.            While the public owns a majority of the
                              outstanding shares of Adelphia's Class A common stock, the Rigas family owns about 16.7% of those shares as of April 1, 2001, as well as all of the outstanding shares of Class B common stock. The
                              Rigas family has also agreed to purchase (i) approximately 5,819,367 shares of Class B common stock, (ii) $167,367,000 of 6% convertible subordinated notes due 2006, which are initially convertible into approximately 3,000,000 shares of Class B common stock, and (iii) $400,000,000 of 3.25% convertible subordinated notes due 2021, which are initially convertible into approximately
                              9,141,000 shares of Class B common stock, pursuant to separate purchase agreements between Adelphia and Highland 2000, L.P., a Rigas family partnership, which when consummated (and assuming full conversion into Class B common stock by only the Rigas family) would result in the Rigas family beneficially owning shares representing approximately 32.9% of the total number of outstanding shares of both classes of Adelphia's common stock and approximately 75.7% of the total voting power of Adelphia's shares. As a result of the Rigas family's stock ownership and an agreement among the Class B stockholders, members of the Rigas family have the power to elect eight of nine
                              Adelphia directors. In addition, the Rigas family could control stockholder decisions on other matters such as amendments to Adelphia's
                              Certificate of Incorporation and Bylaws, and mergers or other fundamental corporate transactions.

THERE ARE POTENTIAL
CONFLICTS
OF INTEREST BETWEEN
ADELPHIA
AND THE RIGAS FAMILY          John J. Rigas and the other executive officers of
                              Adelphia, including other members of the Rigas family, own other corporations and partnerships, which are managed by us for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems.
                              These activities could present a conflict of interest with Adelphia, such as how much time our executive officers devote to our business. In addition, there have been and will continue to be transactions between us and the executive officers or the other entities they own or with which they have affiliations.

HOLDING COMPANY STRUCTURE
AND POTENTIAL IMPACT OF
RESTRICTIVE COVENANTS IN
SUBSIDIARY DEBT AGREEMENTS    The Adelphia Parent Company directly owns no
                              significant assets other than stock, partnership interests and equity and other interests in our subsidiaries and in other companies. This creates risks regarding our ability to provide cash to the Adelphia Parent Company to repay the interest and principal which it owes, our ability to pay cash dividends to our common stockholders in the future, and the ability of our subsidiaries and other companies to respond to changing business and economic conditions and to get new loans.

   The Adelphia Parent
Company depends on its
subsidiaries and other
companies in which it has
investments to fund its
cash
needs. The public indentures and the credit agreements for bank and other financial institution loans of our subsidiaries and other companies in which we have invested, restrict their ability and the ability of the companies they own to make payments to the Adelphia Parent Company. These agreements also place other restrictions on the borrower's ability to borrow new funds. The ability of a subsidiary or a company in which we have invested to comply with debt restrictions may be affected by events that are beyond our control. The breach of any of these covenants could result in a default which could result in all loans and other amounts owed to its lenders becoming due and payable. Our subsidiaries and companies in which we have invested might not be able to repay in full the accelerated loans.

IT IS UNLIKELY YOU WILL
RECEIVE
A RETURN ON YOUR SHARES
THROUGH THE PAYMENT OF
CASH DIVIDENDS                Adelphia has never declared or paid cash dividends
                              on any of its common stock and has no intention of doing so in the foreseeable future. As a result, it is unlikely that you will receive a return on your shares through the payment of cash dividends.

FUTURE SALES OF ADELPHIA
COMMON STOCK COULD
ADVERSELY AFFECT ITS MARKET
PRICE Sales of a substantial number of shares of Class A common stock or Class B common stock, including sales by any pledgees of such shares, could adversely affect the market price of Class A common stock and could impair our ability in the future to raise capital through stock offerings. Under various registration rights agreements or arrangements, the Rigas family has the right, subject to some limitations, to require Adelphia to register substantially all of the shares which it owns of Class A common stock, consisting of approximately 25,600,000 shares, Class B common stock, consisting of 19,235,998 shares and the equivalent number of shares of Class A common stock into which they may be converted. Among others, Adelphia has registered or agreed to register for public sale the following shares:

                              - for Citizens Cable Company--1,852,302 shares of
                                Class A common stock owned as of October 1, 1999;

                              - for the selling stockholders receiving shares in
                                the Verto Communications, Inc.
                                acquisition--2,574,379 shares of Class A common stock;

                              - for the former owners of
                                FrontierVision--approximately 7,000,000 shares of Class A common stock in connection with the FrontierVision acquisition;

                              - for the selling stockholders receiving shares in
                                the Benchmark Media, Inc. acquisition--2,394,778 shares of Class A common stock;

                              - for the selling stockholders receiving shares in
                                the Buenavision Telecommunications, Inc.
                                acquisition--453,636 shares of Class A common stock;

                              - for an entity controlled by members of the
                                family of John J. Rigas--5,819,367 shares of Class B (and the underlying Class A) common stock to be purchased by that entity within 270 days from January 23, 2001;

                              - for members of the immediate family of John J.
                                Rigas and entities they control and the Estate of Bill Daniels--up to approximately 12,000,000 shares of Class A common stock (including Class B common stock to be converted into Class A) in connection with the Rigas family's acquisition of cable systems from the Estate of Bill Daniels;

                              - for an entity controlled by members of the
                                family of John J. Rigas--approximately 3,000,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from January 23, 2001;

                              - for an entity controlled by members of the
                                family of John J. Rigas--approximately 9,141,000 shares of Class B (and the underlying Class A) common stock, upon conversion of the convertible subordinated notes to be purchased by that entity within 270 days from April 25, 2001;

                              - in connection with the acquisition of cable
                                television systems from AT&T Corp.,
                                approximately $73,000,000 of shares of Class A common stock to be issued upon the closing of that transaction;

                              - in connection with the Century Communications
                                Corp. acquisition approximately 26,000,000 shares of Class A common stock held by Leonard Tow and trusts and foundations established by Mr. Tow; and

                              - in connection with the acquisition of the
                                greater Cleveland systems from Cablevision
                                Systems Corporation, 10,800,000 shares of Class A common stock.

                              In addition, the Rigas family may pledge their shares in connection with margin loans made to members of the Rigas family. These pledgees could freely sell any shares acquired upon a foreclosure.

OUR ACQUISITIONS AND
EXPANSION COULD INVOLVE
OPERATIONAL AND OTHER RISKS   Because we are experiencing a period of rapid
                              expansion through acquisition, the operating complexity of Adelphia, as well as the responsibilities of management personnel, have increased. Our ability to manage such expansion effectively will require us to continue to expand and improve our operational and financial systems and to expand, train and manage our employee base.

                              Our recent and pending acquisitions involve, and our future acquisitions will involve, the acquisition of companies that have previously operated independently. There is no guarantee that we will be able to realize the benefits expected from the integration of operations from these transactions.

PURCHASERS OF OUR COMMON
STOCK WILL INCUR IMMEDIATE
DILUTION Persons purchasing our common stock will incur immediate and substantial net tangible book value dilution.

FORWARD-LOOKING STATEMENTS
IN THIS PROSPECTUS ARE
SUBJECT TO RISKS AND
UNCERTAINTIES                 The statements contained or incorporated by
                              reference in this prospectus that are not historical facts are "forward-looking statements" and can be identified by the use of forward-looking terminology such as "believes,"
                              "expects," "may," "will," "should," "intends" or
                              "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

                              Certain information set forth or incorporated by reference in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Adelphia's Annual Report on Form 10-K, as amended by Form 10-K/A, and in Adelphia's most recent Quarterly Report on Form 10-Q is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, us. These risks and uncertainties include, but are not limited to, uncertainties relating to general business and economic conditions, our growth and financings, the availability and cost of capital, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, dependence on customers and their spending patterns, risks associated with reliance on the performance and financial condition of vendors and customers, product acceptance, our ability to execute on our business plans and to construct, expand and upgrade our cable systems, fiber optic net-works and related facilities, technological developments and changes in the competitive environment in which we operate. Persons reading this prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

   RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends of Adelphia for the periods indicated. For purposes of calculating the ratio of earnings available to cover combined fixed charges and preferred stock dividends:

     - earnings consist of loss before income taxes and extraordinary items plus fixed charges, excluding capitalized interest, and

     - fixed charges consist of interest, whether expensed or capitalized, plus amortization of debt issuance costs plus the assumed interest component of rent expense.

FISCAL YEAR ENDED   NINE MONTHS ENDED   FISCAL YEAR ENDED
    MARCH 31,         DECEMBER 31,        DECEMBER 31,      THREE MONTHS ENDED
-----------------   -----------------   -----------------       MARCH 31,
 1997      1998           1998           1999      2000            2001
 ----     -------   -----------------   -------   -------   ------------------
--          --            --              --        --         1.68 to 1.00

     For the years ended March 31, 1997 and 1998, the nine months ended December 31, 1998 and the years ended December 31, 1999 and 2000, Adelphia's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $61,848,000, $113,941,000, $95,595,000, $281,975,000
and $916,103,000, respectively.

                                    DILUTION

     The net tangible book value of Adelphia's common stock as of March 31, 2001 was a deficit of approximately $10,309,584,000 or a negative $59.70 a share. Net tangible book value per share represents the amount of Adelphia's convertible preferred stock, common stock and other stockholders' equity, less intangible assets, divided by shares of Adelphia's common stock outstanding. Purchasers of our common stock will have an immediate dilution of net tangible book value which will exceed the purchase price per share, due to our having a net tangible book value deficit.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we intend to apply the net proceeds from the sale of the securities to which this prospectus relates to general funds to be used for general corporate purposes including capital expenditures, acquisitions, the reduction of indebtedness, investments and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. We will describe the particular terms and provisions of the series of debt securities offered by a prospectus supplement, and the extent to which such general terms and provisions described below may apply thereto, in the prospectus supplement relating to such series of debt securities.

     The senior debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to senior debt securities as the senior indenture and we will refer to the trustee under that indenture as the senior trustee. The subordinated debt securities are to be issued in one or more series under an indenture, as supplemented or amended from time to time, between Adelphia and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to subordinate debt securities as the subordinate indenture and we will refer to the trustee under that indenture as the subordinate trustee. This summary of certain terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the form of the indentures which are filed as an exhibit to the registration statement of which this prospectus forms a part, and to the Trust Indenture Act. Whenever we refer to particular defined terms of the indentures in this Section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

     The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the applicable indenture or a resolution of Adelphia's board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank pari passu in right of payment with all of Adelphia Parent Company's other senior unsecured obligations. Each series of subordinated debt securities will be subordinated and junior in right of payment to the extent and in the manner set forth in the subordinated indenture and the supplemental indenture relating to that debt. Except as otherwise provided in a prospectus supplement, the indentures do not limit the incurrence or issuance of other secured or unsecured debt of Adelphia, whether under the indentures, any other indenture that Adelphia may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

     The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of debt securities:

     - the title of the debt securities and whether such series constitutes senior debt securities or subordinated debt securities;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which the principal of the debt securities is payable or the method of that determination or the right, if any, of Adelphia to defer payment of principal;

     - the rate or rates, if any, at which the debt securities will bear interest (including reset rates, if any, and the method by which any such rate will be determined), the interest payment dates on which interest will be payable and the right, if any, of Adelphia to defer any interest payment;

     - the place or places where, subject to the terms of the indenture as described below under the caption "-- Payment and Paying Agents," the principal of and premium, if any, and interest, if any, on the debt securities will be payable and where, subject to the terms of the indenture as described below under the caption "-- Denominations, Registration and Transfer," Adelphia will maintain an office or agency where debt securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon Adelphia in respect of the debt securities and the indenture may be made;

     - any period or periods within, or date or dates on which, the price or prices at which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at the option of Adelphia pursuant to any sinking fund or otherwise;

     - the obligation, if any, of Adelphia to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units, in which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

     - the denominations in which any debt securities will be issuable if other than denominations of $1,000 and any integral multiple thereof;

     - if other than in U.S. Dollars, the currency or currencies, including currency unit or units, in which the principal of, and premium, if any, and interest, if any, on the debt securities will be payable, or in which the debt securities shall be denominated;

     - any additions, modifications or deletions in the events of default or covenants of Adelphia specified in the indenture with respect to the debt securities;

     - if other than the principal amount, the portion of the principal amount of debt securities that will be payable upon declaration of acceleration of the maturity thereof;

     - any additions or changes to the indenture with respect to a series of debt securities that will be necessary to permit or facilitate the issuance of the series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the debt securities and the manner in which such amounts will be determined;

     - subject to the terms described under "-- Global Debt Securities," whether the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, in such case, the depositary for the global securities;

     - the appointment of any trustee, registrar, paying agent or agents;

     - the terms and conditions of any obligation or right of Adelphia or a holder to convert or exchange debt securities into preferred securities or other securities;

     - whether the defeasance and covenant defeasance provisions described under the caption "--Satisfaction and Discharge; Defeasance" will be inapplicable or modified;

     - any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities; and

     - any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We will describe material U.S. federal income tax consequences and special considerations applicable to the debt securities in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, material U.S.

federal income tax considerations, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

     If any index is used to determine the amount of payments of principal, premium, if any, or interest on any series of debt securities, we will describe the material U.S. federal income tax, accounting and other considerations applicable thereto in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issuable only in registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. Debt securities of any series will be exchangeable for other debt securities of the same issue and series, of any authorized denominations of a like aggregate principal amount, the same original issue date, stated maturity and bearing the same interest rate.

     Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by Adelphia for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. Adelphia will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture.

     If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by Adelphia with respect to any series, Adelphia may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that Adelphia maintains a transfer agent in each place of payment for the series. Adelphia may at any time designate additional transfer agents with respect to any series of debt securities.

     In the event of any redemption, neither Adelphia nor the trustee will be required to:

     - issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice for redemption of debt securities of that series, and ending at the close of business on the day of mailing of the relevant notice of redemption, or

     - transfer or exchange any debt securities so selected for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that we will deposit with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global debt securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented by it, a global debt security may not be transferred except as a whole by the depositary for the global debt security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor.

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. Adelphia anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global debt security, and the deposit of the global debt security with or on behalf of the applicable depositary, the depositary for the global debt security or its nominee will credit on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global debt security to the accounts of persons, more commonly known as participants, that have accounts with the depositary. These accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Adelphia if the debt securities are offered and sold directly by Adelphia. Ownership of beneficial interests in a global debt security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debt security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons who hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global debt security.

     So long as the depositary for a global debt security, or its nominee, is the registered owner of the global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global debt security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global debt security will not be entitled to have any of the individual debt securities of the series represented by the global debt security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of the series in definitive form and will not be considered the owners or holders of them under the indenture.

     Payments of principal of, and premium, if any, and interest on individual debt securities represented by a global debt security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global debt security representing the debt securities. None of Adelphia, or the trustee, any paying agent, or the securities registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the global debt security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     Adelphia expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global debt security representing any of the debt securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debt security for the debt securities as shown on the records of the depositary or its nominee. Adelphia also expects that payments by participants to owners of beneficial interests in the global debt security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

     Unless otherwise specified in the applicable prospectus supplement, if the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Adelphia within 90 days, Adelphia will issue individual debt securities of the series in exchange for the global debt security representing the series of debt securities. In addition, unless otherwise specified in the applicable prospectus supplement, Adelphia may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global debt securities and, in such event, will issue individual debt securities of the series in exchange for such global debt securities. Further, if Adelphia so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global debt security representing debt securities of the series may, on terms acceptable to Adelphia, the trustee and the depositary for the global debt security, receive individual debt securities of the series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global debt security will be entitled to physical delivery of individual debt securities of the series represented by the global debt security equal in principal amount to its beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Adelphia, of $1,000 and integral multiples thereof. The applicable prospectus supplement may specify other circumstances under which individual debt securities may be issued in exchange for the global debt security representing any debt securities.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of, and premium, if any, and any interest on debt securities will be made at the office of the trustee in New York or at the office of such paying agent or paying agents as Adelphia may designate from time to time in the applicable prospectus supplement, except that at the option of Adelphia payment of any interest may be made:

     - except in the case of global debt securities, by check mailed to the address of the person or entity entitled thereto as such address shall appear in the securities register; or

     - by transfer to an account maintained by the person or entity entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, we will make payment of any interest on debt securities to the person or entity in whose name the debt security is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest. Adelphia may at any time designate additional paying agents or rescind the designation of any paying agent. However, Adelphia will at all times be required to maintain a paying agent in each place of payment for each series of debt securities.

     Any moneys deposited with the trustee or any paying agent, or held by Adelphia in trust, for the payment of the principal of, and premium, if any, or interest on any debt security and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable will, at the request of Adelphia, be repaid to Adelphia or released from such trust, as applicable, and the holder of the debt security will thereafter look, as a general unsecured creditor, only to Adelphia for payment.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

     If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, Adelphia will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.

SUBORDINATION

     Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that the subordinated debt securities are subordinated and junior in right of payment to all senior indebtedness of Adelphia. If:

     - Adelphia defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

     - an event of default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to Adelphia by the holders of senior indebtedness, then, unless and until the default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities.

     Except as set forth in the applicable prospectus supplement, the subordinated indenture provides that in the event of:

     - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Adelphia, its creditors or its property;

     - any proceeding for the liquidation, dissolution or other winding-up of Adelphia, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

     - any assignment by Adelphia for the benefit of creditors; or

     - any other marshaling of the assets of Adelphia;

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by Adelphia on account of subordinated debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of Adelphia or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the "Satisfaction and Discharge; Defeasance" below, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinated debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Adelphia being subordinated to the payment of subordinated debt securities will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on the part of Adelphia.

     The term "senior indebtedness" is defined as the principal, premium, if any, and interest on:

     - all indebtedness of Adelphia, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of others of the kinds described in the first bullet point above for the payment of which Adelphia is responsible or liable as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any such indebtedness;

unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to subordinated debt securities. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness.

     Except as provided in the applicable prospectus supplement, the subordinated indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by Adelphia. As of March 31, 2001, senior indebtedness of the Adelphia Parent Company aggregated approximately $3,424,051,000. In addition, because Adelphia is a holding company, the subordinated debt securities are effectively subordinated to all existing and future liabilities of Adelphia's subsidiaries.

MODIFICATION OF INDENTURES

     From time to time, Adelphia and the trustees may modify the indentures without the consent of any holders of any series of debt securities with respect to some matters, including:

     - to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the indenture;

     - to qualify, or maintain the qualification of, the indentures under the Trust Indenture Act; and

     - to make any change that does not materially adversely affect the interests of any holder of such series of debt securities.

     In addition, under the indentures, Adelphia and the trustee may modify some rights, covenants and obligations of Adelphia and the rights of holders of any series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the series of outstanding debt securities. However, no extension of the maturity of any series of debt securities, reduction in the interest rate, extension of the time for payment of interest, change in the optional redemption or repurchase provisions in a manner adverse to any holder of the series of debt securities, other modification in the terms of payment of the principal of, or interest on, the series of debt securities, or reduction of the percentage required for modification, will be effective against any holder of the series of outstanding debt securities without the holder's consent.

     In addition, Adelphia and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

EVENTS OF DEFAULT

     The indentures provide that any one or more of the following described events with respect to a series of debt securities that has occurred and is continuing constitutes an "event of default" with respect to that series of debt securities:

     - failure for 60 days to pay any interest or any sinking fund payment on the series of debt securities when due, (subject to the deferral of any due date in the case of an extension period);

     - failure to pay any principal or premium, if any, on the series of the debt securities when due whether at maturity, upon redemption, by declaration or otherwise;

     - failure to observe or perform in any material respect certain other covenants contained in the indenture for 90 days after written notice has been given to Adelphia from the trustee or the holders of at least 25% in principal amount of the series of outstanding debt securities;

     - default resulting in acceleration of other indebtedness of Adelphia for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice thereof to Adelphia by the trustee or to Adelphia and the trustee by the holders of 25% in aggregate principal amount of the debt securities of the series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; or

     - certain events in bankruptcy, insolvency or reorganization of Adelphia.

     The holders of a majority in outstanding principal amount of the series of debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee of the series. The trustee or the holders of not less than 25% in aggregate outstanding principal amount of the series may declare the principal due and payable immediately upon an event of default. The holders of a majority in aggregate outstanding principal amount of the series may annul the declaration and waive the default if the default (other than the non-payment of the principal of the series which has become due solely by the acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series.

     The holders of a majority in outstanding principal amount of a series of debt securities affected thereby may, on behalf of the holders of all the holders of the series of debt securities, waive any past default, except a default in the payment of principal or interest, unless the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the trustee of the series, or a default in respect of a covenant or provision which under the related indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of the series. Adelphia is required to file annually with the trustees a certificate as to whether or not Adelphia is in compliance with all the conditions and covenants applicable to it under the indentures.

     In case an event of default shall occur and be continuing as to a series of debt securities, the trustee of the series will have the right to declare the principal of and the interest on the debt securities, and any other amounts payable under the indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to the debt securities.

     No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing event of default and unless also the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series shall have made written request and offered reasonably indemnity to the trustee of the series to institute the proceeding as a trustee, and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of the class a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal or interest on the debt security on or after the respective due dates expressed in the debt security.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Unless otherwise indicated in the applicable prospectus supplement, the indentures provide that Adelphia will not consolidate with or merge into any other person or entity or sell, assign, convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless:

     - either Adelphia is the continuing corporation, or any successor or purchaser is a corporation, partnership, or trust or other entity organized under the laws of the United States of America, any State thereof or the District of Columbia, and the successor or purchaser expressly assumes Adelphia's obligations on the debt securities under a supplemental indenture; and

     - immediately before and after giving effect thereto, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

     Unless otherwise indicated in the applicable prospectus supplement, the general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving Adelphia that may adversely affect holders of the debt securities.

SATISFACTION AND DISCHARGE; DEFEASANCE

     The indentures provide that when, among other things, all debt securities not previously delivered to the trustee for cancellation:

     - have become due and payable, or

     - will become due and payable at their stated maturity within one year,

and Adelphia deposits or causes to be deposited with the trustee, as trust funds in trust for the purpose, an amount in the currency or currencies in which the debt securities are payable sufficient to pay and discharge the entire indebtedness on the debt securities not previously delivered to the trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to Adelphia's obligations to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described therein), and Adelphia will be deemed to have satisfied and discharged the indenture.

     The indentures provide that Adelphia may elect either:

     - to terminate, and be deemed to have satisfied, all its obligations with respect to any series of debt securities, except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to compensate and indemnify the trustee ("defeasance"); or

     - to be released from its obligations with respect to certain covenants ("covenant defeasance"), upon the deposit with the trustee, in trust for such purpose, of money and/or U.S. Government Obligations, as defined in the indenture, which through the payment of principal and interest in accordance with the term used will provide money, in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of, interest on and any other amounts payable in respect of the outstanding debt securities of the series.

     Such a trust may be established only if, among other things, Adelphia has delivered to the trustee an opinion of counsel (as specified in the indenture) with regard to certain matters, including an opinion to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and defeasance or covenant defeasance, as the case may be, had not occurred.

REDEMPTION

     Unless otherwise indicated in the applicable prospectus supplement, debt securities will not be subject to any sinking fund requirements.

     Unless otherwise indicated in the applicable prospectus supplement, Adelphia may, at its option, redeem the debt securities of any series in whole at any time or in part from time to time, at the redemption price set forth in the applicable prospectus supplement plus accrued and unpaid interest to the date fixed for redemption, and debt securities in denominations larger than $1,000 may be redeemed in part but only in integral multiples of $1,000. If the debt securities of any series are so redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify the date or describe the conditions.

     Adelphia will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of debt securities to be redeemed at the holder's registered address. Unless Adelphia defaults in the payment of the redemption price, on and after the redemption date interest shall cease to accrue on the debt securities or portions thereof called for redemption.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Adelphia, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

CERTAIN COVENANTS

     The indentures contain certain covenants regarding, among other matters, corporate existence, payment of taxes and reports to holders of debt securities. If and to the extent indicated in the applicable prospectus supplement, these covenants may be removed or additional covenants added with respect to any series of debt securities.

GOVERNING LAW

     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

     Each trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, each trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. Each trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws as of July 20, 2001 is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are exhibits to the registration statement covering this prospectus.

     Adelphia's authorized capital stock consists of 1,200,000,000 shares of Class A common stock, 300,000,000 shares of Class B common stock, and 50,000,000 shares of preferred stock.

COMMON STOCK

     Dividends. Holders of Class A common stock and Class B common stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for this purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over common stock as to dividends. No dividend may be declared or paid in cash or property on either class of common stock, however, unless simultaneously a dividend is paid on the other class of common stock as follows. In the event a cash dividend is paid, the holders of Class A common stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B common stock. In the event of a property dividend, holders of each class of common stock are entitled to receive the same value per share of common stock outstanding. In the case of any stock dividend, holders of Class A common stock are entitled to receive the same percentage dividend (payable in Class A common stock) as the holders of Class B common stock receive (payable in Class B common stock).

     Voting Rights. Holders of Class A common stock and Class B common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, except:

     - for the election of directors, and

     - as otherwise provided by law.

     In the annual election of directors, the holders of Class A common stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A common stock and Class B common stock, voting as a single class with each share of Class A common stock entitled to one vote and each share of Class B common stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B common stock have sufficient voting power to elect the remaining eight members of the current nine-member board of directors. Holders of Class A common stock and Class B common stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, as amended, the affirmative vote of a majority of the outstanding shares of Class A common stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A common stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A common stock.

     Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of common stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the common stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A common stock are entitled to a preference of $1.00 per share. After this amount is paid, holders of the Class B common stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

     Other Provisions. Each share of Class B common stock is convertible at the option of its holder into one share of Class A common stock at any time. The holders of Class A common stock and Class B common stock are not entitled to preemptive or subscription rights. Neither the Class A common stock nor the Class B common stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of common stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

     The 50,000,000 shares of authorized preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's board of directors may authorize without further action by Adelphia's stockholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets;

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. Adelphia has designated and has outstanding two classes of preferred stock -- 13% Series B Cumulative Redeemable Exchangeable preferred stock and 5 1/2% Series D Convertible preferred stock. For ease of reference, we refer to the 13% Series B Cumulative Redeemable Exchangeable preferred stock as the Exchangeable preferred stock and to the 5 1/2% Series D Convertible preferred stock as the 5 1/2% Convertible preferred stock; and

     - In connection with the foregoing designations, the maximum number of shares authorized of Exchangeable preferred stock and 5 1/2% Convertible preferred stock is 1,500,000 shares and 2,875,000 shares, respectively. The Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank senior to the common stock of Adelphia with respect to dividends and liquidation. The Exchangeable preferred stock and 5 1/2% Convertible preferred stock rank equal in right of payment as to dividends and upon liquidation, dissolution or winding-up of Adelphia.

     Exchangeable Preferred Stock. The shares of Exchangeable preferred stock are redeemable at the option of Adelphia, on or after July 15, 2002. Adelphia is required, subject to certain conditions, to redeem all of the Exchangeable preferred stock outstanding on July 15, 2009, at a redemption price equal to 100% of the liquidation preference thereof, plus accumulated and unpaid dividends to the date of redemption. Dividends on the Exchangeable preferred stock accrue at a rate of 13% of the liquidation preference per annum and are payable semiannually. The Exchangeable preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless a Voting Rights Triggering Event, as defined in the related Certificate of Designation, occurs with respect to the Exchangeable preferred stock. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the Exchangeable preferred stock.

     5 1/2% Convertible Preferred Stock. The 5 1/2% Convertible preferred stock accrues cumulative dividends at the rate of 5 1/2% per annum, or $11.00 per share of the 5 1/2% Convertible preferred stock per annum. The 5 1/2% Convertible preferred stock has a liquidation preference of $200 per share. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of Adelphia, the holders of the 5 1/2% Convertible preferred stock are entitled to receive the liquidation preference for the 5 1/2% Convertible preferred stock, plus any accrued but unpaid dividends thereon, and no more. Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the property or assets of Adelphia nor the consolidation or merger of Adelphia with or into one or more corporations will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of Adelphia, unless the sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of Adelphia.

     Each share of 5 1/2% Convertible preferred stock is convertible based upon its stated liquidation preference into shares of Class A common stock of Adelphia at any time at the election of the holder of it at a conversion price of $81.45 per share of Adelphia Class A common stock, or approximately 2.45549 shares of Class A common stock per share of 5 1/2% Convertible preferred stock. The conversion price is subject to adjustment in certain circumstances, such as if Adelphia pays a dividend in shares of Class A common stock or subdivides, combines or reclassifies the shares of Class A common stock or distributes rights to purchase common stock or makes certain other distributions to holders of Class A common stock. The 5 1/2% Convertible preferred stock is not entitled to vote in the election of directors of Adelphia or upon any other matter, except as provided by law, unless dividends are in arrears in an amount equal to at least six quarters. If this occurs, the board of directors will be expanded by two seats, the directors for which shall then be elected by the holders of the 5 1/2% Convertible preferred stock and serve until the arrearage is eliminated. The 5 1/2% Convertible preferred stock is not subject to mandatory redemption.

     The 5 1/2% Convertible preferred stock may be redeemed at the option of Adelphia, in whole or in part, at any time on or after May 1, 2002, at the option of Adelphia in shares of Class A common stock at a redemption price of $206 per share plus accrued and unpaid dividends, if any, to the redemption date, or for cash at a redemption price of $200 per share plus accrued and unpaid dividends.

     The rights of holders of shares of common stock as described above will be subject to, and may be adversely affected by, the rights of holders of any additional classes of preferred stock that may be designated and issued in the future.

     We will describe the particular terms and conditions of a series of preferred stock offered by a prospectus supplement in the prospectus supplement relating to such series of preferred stock. The applicable prospectus supplement or prospectus supplements will describe the following terms of each series of preferred stock being offered:

     - its title;

     - the number of shares offered, any liquidation preference per share and the purchase price;

     - any applicable dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation;

     - if dividends apply whether they shall be cumulative or non-cumulative and, if cumulative, the date from which dividends shall accumulate;

     - any procedures for any auction and remarketing;

     - any provisions for a sinking fund;

     - any provisions for redemption;

     - any listing of such preferred stock on any securities exchange or market;

     - the terms and conditions, if applicable, upon which it will be convertible into common stock or another series of preferred stock of Adelphia, including the conversion price (or manner of calculation thereof) and conversion period;

     - the terms and conditions, if applicable, upon which it will be exchangeable into debt securities of Adelphia, including the exchange price (or manner of calculation thereof) and exchange period;

     - any voting rights;

     - a discussion of any applicable material and/or special United States federal income tax considerations;

     - whether interests in that series of preferred stock will be represented by depositary shares;

     - its relative ranking and preferences as to any dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia;

     - any limitations on the future issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Adelphia; and

     - any other specific terms, preferences, rights, limitations or restrictions.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Class A common stock, the Exchangeable preferred stock and the 5 1/2% Convertible preferred stock is American Stock Transfer & Trust Company. The Transfer Agent and Registrar for the Class B common stock is Adelphia.

                            DESCRIPTION OF WARRANTS

     Adelphia may issue warrants to purchase its debt securities, as well as warrants to purchase its preferred or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Adelphia and a bank or trust company, as warrant agent, all as will be set forth in the related prospectus supplement.

DEBT WARRANTS

     The following briefly summarizes the material terms of the debt warrant agreement, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

GENERAL

     Adelphia may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

     The debt warrants are to be issued under debt warrant agreements to be entered into between Adelphia and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of debt warrant agreement.

  Terms of the Debt Warrants to be Described in the Prospectus Supplement

     The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

     - the initial offering price;

     - the currency or currency unit in which the price for the debt warrants is payable;

     - the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

     - the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

     - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

     - the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

     - the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

     - if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

     - whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

     - any other terms of the debt warrants.

     Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

EXERCISE OF DEBT WARRANTS

     Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

     Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

     If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

Modifications

     The debt warrant agreement may be amended by Adelphia and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that Adelphia may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. Adelphia and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

     - an increase in the exercise price of the debt warrants;

     - a shortening of the period of time during which the debt warrants may be exercised;

     - any material and adverse change that affects the exercise rights of the owners of the debt warrants; or

     - a reduction in the number of debt warrants whose owners must consent to the modification or amendment of the debt warrant agreement or the terms of the debt warrants.

MERGER, CONSOLIDATION, SALE OR OTHER DISPOSITIONS

     Under the debt warrant agreement, Adelphia may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Adelphia, the successor or assuming corporation will succeed to and be substituted for Adelphia, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as Adelphia. Adelphia will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

ENFORCEABILITY OF RIGHTS, GOVERNING LAW

     The debt warrant agent will act solely as the agent of Adelphia in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Adelphia suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

EQUITY WARRANTS

     The following briefly summarizes the material terms and provisions of the equity warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the equity warrants that are offered by Adelphia, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

GENERAL

     Adelphia may issue warrants for the purchase of its equity securities such as its preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

     The equity warrants are to be issued under equity warrant agreements to be entered into between Adelphia and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement. A form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of equity warrant agreement.

  Terms of the Equity Warrants to be Described in the Prospectus Supplement

     The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement. This description will include:

     - the title of the equity warrants;

     - the securities for which the equity warrants are exercisable;

     - the price or prices at which the equity warrants will be issued;

     - if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

     - if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

     - if applicable, a discussion of any material federal income tax considerations; and

     - any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

     Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matter, or to exercise any rights whatsoever as shareholders of Adelphia.

     The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if Adelphia issues a stock dividend to holders of common stock or preferred stock, or if Adelphia declares a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Adelphia may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. Adelphia may, at its option, reduce the exercise price at any time. Adelphia will not issue fractional shares upon exercise of equity warrants, but Adelphia will pay the cash value of any fractional shares otherwise issuable.

     Notwithstanding the previous paragraph, if there is a consolidation, merger, or sale or conveyance of substantially all of the property of Adelphia, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

  Exercise of Equity Warrants

     Unless otherwise provided in the related prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by Adelphia, unexercised equity warrants will become void.

     Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, Adelphia will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

     If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

  Modifications

     The equity warrant agreement may be amended by Adelphia and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that Adelphia may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of equity warrant certificates in any material respect. Adelphia and the equity warrant agent also may modify or amend the equity warrant agreement and the terms of the equity warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

     - an increase in the exercise price of the equity warrants;

     - A shortening of the period of time during which the equity warrants may be exercised;

     - Any material and adverse change that affects the exercise rights of the owners of the equity warrants; or

     - A reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

     Under the equity warrant agreement, Adelphia may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Adelphia, the successor or assuming corporation will succeed to and be substituted for Adelphia, with the same effect as if it had been named in the equity warrant agreement and in the equity warrants as Adelphia. Adelphia will then be relieved of any further obligation under the equity warrant agreement or under the equity warrants.

  Enforceability of Rights, Governing Law

     The equity warrant agent will act solely as the agent of Adelphia in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Adelphia suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of deposit agreement.

GENERAL

     Adelphia may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If it decides to do so, Adelphia will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Adelphia and a bank or trust company selected by Adelphia having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders. The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with the approval of Adelphia, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

REDEMPTION OF PREFERRED STOCK

     If Adelphia is to redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

     Whenever Adelphia redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

WITHDRAWAL OF PREFERRED STOCK

     Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for that series of preferred stock.

     However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

VOTING DEPOSITED PREFERRED STOCK

     When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

     Adelphia will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Adelphia and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary receipts after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

      - all outstanding depositary shares have been redeemed;

      - each share of preferred stock has been converted into or exchanged for common stock; or

      - a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Adelphia.

     Adelphia may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY; TAXES AND OTHER GOVERNMENTAL CHARGES

     No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than Adelphia, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The preferred stock depositary may resign at any time by delivering to Adelphia notice of its intent to do so, and Adelphia may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The preferred stock depositary will forward all reports and communications from Adelphia which are delivered to the preferred stock depositary and which Adelphia is required to furnish to the holders of the deposited preferred stock.

     Neither the preferred stock depositary nor Adelphia will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Adelphia and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Adelphia and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

                           DESCRIPTION OF GUARANTEES

     From time to time, Adelphia may guarantee debt securities issued by any of its subsidiaries. The following briefly summarizes the material terms of the guarantees. You should read the particular terms of any guarantees that are offered by us and the applicable guarantee agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the guarantees being offered. Each guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. We will name the trustee who will act as indenture trustee under each guarantee for purposes of the Trust Indenture Act in the prospectus supplement relating to such guaranteed debt securities. The terms of each guarantee will be those set forth in the applicable guarantee agreement and those made part of the guarantee agreement by the Trust Indenture Act. Because the following is only a summary of the guarantees, it does not contain all information that you may find useful. For further information about the guarantees, you should read the relevant guarantee agreement. Forms of the guarantee agreement are included as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain copies of the forms of the guarantee agreement. Each guarantee will be held by the guarantee trustee for the benefit of the holders of the guaranteed debt securities.

THE GUARANTEES

     Under each guarantee, we will irrevocably and unconditionally agree to pay in full, to the extent not paid by or on behalf of our issuing subsidiary, to the holders of the guaranteed debt securities, the payment of principal of, and any premium, if any, and interest, if any, and sinking fund payments, if any, on, the guaranteed debt securities when due, whether at maturity, by acceleration or redemption or otherwise. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against the issuer of the debt securities before they proceed directly against Adelphia. We may satisfy our obligation to make a guarantee payment by paying the required amounts directly to the holders of the guaranteed debt securities, or by causing the applicable subsidiary to pay them to the holders. The guarantees will be a general unsecured obligation of Adelphia and will be either (1) subordinated in right of payment to all of Adelphia's senior indebtedness or (2) ranked equally in right of payment with all of Adelphia's senior indebtedness, which ranking will be set forth in the applicable prospectus supplement.

AMENDMENTS, ASSIGNMENT AND SUCCESSION

     We and the guarantee trustee may not amend the guarantee agreement in a way that will adversely affect in any material respect the rights of the holders of the guaranteed securities without the consent of a majority of the outstanding guaranteed debt securities. The manner of obtaining any such approval of holders of such guaranteed debt securities will be set forth in an accompanying prospectus supplement.

     We may not assign our obligations under the guarantee agreement except in connection with a merger, consolidation or sale and pursuant to which the successor or assignee agrees in writing to perform our obligations under the guarantee agreement. Each of the guarantees will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the outstanding guaranteed debt securities.

EVENTS OF DEFAULT

     An event of default under the guarantee agreement will occur if we fail to
(1) make any guarantee payment when obligated to do so, or (2) perform any other obligation and the default remains unremedied for 30 days. The holders of a majority of the outstanding guaranteed debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee agreement.

     We, as guarantor, will be obligated to file annually with the guarantee trustee a certificate as to our compliance with all the conditions and covenants applicable to us under the guarantee.

THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties that are specifically set forth in the guarantee agreement, except that, after a default by us under the guarantee, it must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of guaranteed debt securities unless it is offered reasonable indemnity against the cost, expenses and liabilities that it might incur as a result.

TERMINATION OF THE GUARANTEES

     Each guarantee will terminate as to the guaranteed debt securities issued by the applicable subsidiary upon full payment of the aggregate principal amount of, plus all accrued and unpaid premiums, interest and sinking fund payments, if any, on, all the applicable guaranteed debt securities. Until that time, the guarantee will remain in full force and effect. In addition, the guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the guaranteed debt securities must restore payment of any sums paid to it under the applicable debt securities or guarantee.

                              PLAN OF DISTRIBUTION

     Any of the securities being offered under this prospectus may be sold in any one or more of the following ways from time to time:

     - through agents;

     - to or through underwriters;

     - through dealers; and

     - directly by Adelphia to purchasers.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Securities may also be offered or sold through depository receipts issued by a depository institution.

     Offers to purchase securities may be solicited by agents designated by Adelphia from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by Adelphia to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, Adelphia will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and Adelphia at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such Securities if any are purchased.

     Adelphia may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If Adelphia grants any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, Adelphia will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

     Offers to purchase securities may be solicited directly by Adelphia and those sales may be made by Adelphia directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

     Securities may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more "remarketing firms," acting as principals for their own accounts or as agents for Adelphia. Any remarketing firm will be identified and the terms of its agreement, if any, with Adelphia and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed by them.

     If so indicated in a related prospectus supplement, Adelphia may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from Adelphia at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by Adelphia.

     Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with Adelphia to indemnification by Adelphia against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

     Each series of securities will be a new issue and, other than the Class A common stock, which is quoted on the Nasdaq National Market, will have no established trading market. Unless otherwise specified in a related prospectus supplement, Adelphia will not be obligated to list any series of securities on an exchange or otherwise. We cannot assure you that there will be any liquidity in the trading market for any of the securities.

     Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, Adelphia and its subsidiaries in the ordinary course of business.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices in Chicago, Illinois or New York, New York. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC.

     This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

     We are incorporating by reference the following documents that we have filed with the SEC:

     - our Annual Report on Form 10-K for the year ended December 31, 2000, as amended by our Form 10-K/A;

     - our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - our Current Reports on Form 8-K for the events dated June 7, 2001, April 25, 2001, April 20, 2001, February 14, 2001, February 2, 2001, January
       23, 2001, January 18, 2001, January 8, 2001, January 3, 2001 and January 1, 2001, and exhibits 99.01 and 99.02 to our Current Report on Form 8-K for the event dated September 9, 1999 (as amended by our Form 8-K/A filed on January 2, 2001);

     - our definitive proxy statement dated July 5, 2001 with respect to the Annual Meeting of Stockholders to be held on August 7, 2001; and

     - the description of our Class A common stock contained in our registration statement filed with the SEC under Section 12 of the Exchange Act and subsequent amendments and reports filed to update such description.

     We are also incorporating by reference into this prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed.

     You may obtain a copy of any of our filings which are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

                      Adelphia Communications Corporation
                             One North Main Street
                        Coudersport, Pennsylvania 16915
                         Attention: Investor Relations
                           Telephone: (814) 274-9830

     You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus. We are not making this offer of securities in any state or country in which the offer or sale is not permitted.

                                 LEGAL MATTERS

     Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania will pass upon the validity of the securities. Any required information regarding ownership of Adelphia's securities by lawyers of such firm will be contained in the applicable prospectus supplement. If the securities are underwritten, the applicable prospectus supplement will also set forth whether and to what extent, if any, a law firm for the underwriters will pass upon the validity of the securities.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Adelphia's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Century Communications Corp. and subsidiaries as of May 31, 1999 and 1998 and for each of the three years in the period ended May 31, 1999, incorporated by reference in this prospectus from Adelphia's Current Report on Form 8-K filed September 9, 1999 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, have been incorporated by reference herein from Adelphia's Current Report on Form 8-K filed September 9, 1999 (as amended on January 2, 2001), in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                       Page
                                       ----
Prospectus Supplement Summary........   S-2
Risk Factors.........................   S-7
Use of Proceeds......................  S-21
Capitalization.......................  S-22
Price Range of Adelphia's Common
  Equity and Dividend Policy.........  S-23
Dilution.............................  S-24
Description of 7.5% Series E
  Mandatory Convertible Preferred
  Stock..............................  S-25
Certain Federal Income Tax
  Considerations.....................  S-36
Underwriting.........................  S-39
Class A Common Stock Offering........  S-41
Where You Can Find More
  Information........................  S-42
Legal Matters........................  S-43
Experts..............................  S-43

                Prospectus
Adelphia.............................     2
Risk Factors.........................     3
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock
  Dividends..........................    15
Dilution.............................    16
Use of Proceeds......................    16
Description of Debt Securities.......    17
Description of Capital Stock.........    27
Description of Warrants..............    31
Description of Depositary Shares.....    36
Description of Guarantees............    38
Plan of Distribution.................    40
Where You Can Find More
  Information........................    42
Legal Matters........................    43
Experts..............................    43

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                               12,000,000 Shares

                                    ADELPHIA
                                 COMMUNICATIONS
                                  CORPORATION

                                 7.5% Series E
                             Mandatory Convertible
                                Preferred Stock
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                   [ADELPHIA COMMUNICATIONS CORPORATION LOGO]

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                              GOLDMAN, SACHS & CO.
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